EXHIBIT A-1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

NEPTUNE REGIONAL TRANSMISSION SYSTEM, LLC

Dated ___________ ____, 2005

7.2	Certain Actions Requiring Approval of the Majority Class C Members	31
7.3	Certain Actions Requiring Approval of the Unanimous Class C Members	32
7.3A	Certain Actions Requiring Approval of the Super-Majority Class C Members	34
7.4	Certain Actions Requiring Approval of the Majority Class B Members	35
7.5	Budget	35
7.6	Certain Rights, Duties and Obligations of the Members	36
7.7	Conflicts of Interest	38
7.8	Meetings of Members	38
7.9	Liability of Manager	38
7.10	Removal or Withdrawal of the Manager	39
7.11	Exculpation and Indemnification	41

ARTICLE VIII	COMPENSATION	44
8.1	Compensation	44
8.2	Costs	45

ARTICLE IX	ACCOUNTS AND TAX MATTERS	45
9.1	Books and Records	45
9.2	Reports, Returns and Audits	45

ARTICLE X	TRANSFERS, REGISTRATION RIGHTS AND OTHER PURCHASE AND SALE RIGHTS	47
10.1	Transfer Restrictions	47
10.2	Bankruptcy; Liquidation; Dissolution of a Member	50
10.3	Satisfactory Written Assignment Required	50
10.4	Transferee's Rights	50
10.5	Transferees Admitted as Members	50
10.6	Additional Restriction on Transfer	51

ARTICLE XI	DISSOLUTION	51
11.1	Events of Dissolution	51
11.2	Winding Up, Liquidation and Distribution of Assets	52
11.3	Cancellation of Certificate	53
11.4	Liability for Return of Capital Account	53

ARTICLE XII	AMENDMENTS	53
12.1	Amendments	53

ARTICLE XIII	NOTICES	54
13.1	Method of Notice	54
13.2	Computation of Time	54

ARTICLE XIV	INVESTMENT REPRESENTATIONS	54
14.1	Investment Purpose	54
14.2	Investment Restriction	54
14.3	Investment Knowledge	55

ARTICLE XV	GENERAL PROVISIONS	55
15.1	Entire Agreement	55
15.2	Waiver	55

ii

15.3	Governing Law	55
15.4	Binding Effect	56
15.5	Severability	56
15.6	Headings	56
15.7	No Third-Party Rights	56
15.8	Waiver of Partition	56
15.9	Appointment of the Manager as Attorney-in-Fact	56
15.10	Counterparts	57
15.11	Arbitration	58
15.12	Specific Performance	59

Schedule I	Members' Interests
Schedule II	Calculation of Internal Rate of Return
Schedule III	Project Contracts
Annex A	Separateness Covenants
Exhibit A	Business Plan
Exhibit B	Form of Management Services Agreement

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NEPTUNE REGIONAL TRANSMISSION SYSTEM, LLC

Organized Under the Laws of the State of Delaware

            This AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (including the Schedules, Annexes and Exhibits attached hereto, as the same may be amended, supplemented or otherwise modified from time to time, this “Agreement”) is adopted on ____________ ___, 2005 (the “Effective Date”) to govern the affairs of Neptune Regional Transmission System, LLC, a Delaware limited liability company (the “Company”).

            WHEREAS, Atlantic Energy Partners LLC, a Maine limited liability company, adopted, as sole member of the Company, a limited liability company agreement (as amended, supplemented or modified prior to the date hereof, the “Original Agreement”) for the Company on December 30, 2002 and amended such limited liability company agreement on August 6, 2004 and again on August ___, 2004;

            WHEREAS, additional members are joining the Company as of the Effective Date; and

            WHEREAS, the Members (as defined below) desire to amend and restate the Original Agreement as set forth herein;

            NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the Members hereby agree that the Original Agreement is amended and restated to read as set forth herein.

ARTICLE I

DEFINITIONS

            1.1        Definitions.  The following defined terms used in this Agreement shall have the respective meanings specified below:

             “AAA” shall have the meaning set forth in Section 15.11(a).

             “Act” shall mean the Limited Liability Company Act of 1992 of the State of Delaware, as amended from time to time or any successor statute thereto.

             “1935 Act” shall mean the Public Utility Holding Company Act of 1935, as amended from time to time.

             “AEP” shall mean Atlantic Energy Partners, LLC, a Maine limited liability company.

             “Affiliate” shall mean with respect to any Person, any other Person (a) directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; (b) directly or indirectly owning or holding any equity interest or other economic interest or benefit in such Person in excess of five percent (5%); or (c) in which such Person directly or indirectly controls any voting stock or other equity interest in excess of five percent (5%). For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing,

(i) neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any Member or any Affiliate of any Member, and

(ii) Member or any Affiliate of any Member shall be deemed to be an Affiliate of the Company or any other Member solely by virtue of its interest as a Member.

             “Agreement” shall mean this Amended and Restated Limited Liability Company Agreement including all Exhibits and Schedules hereto, as the same may be from time to time amended, modified or supplemented.

             “Allocation Percentage ”shall mean with respect to each class of Members, the applicable percentage for such class of Members as provided in the definitions of Initial Period Allocation Percentages (during the Initial Period), Second Period Allocation Percentages (during the Second Period), Third Period Allocation Percentages (during the Third Period) and Final Period Allocation Percentages (during the Final Period), and as to each Member, the pro rata portion of such amount in accordance with its Interests in such class.

             “Annual Budget” shall have the meaning set forth in Section 7.5(a) hereof.

             “Auditor” shall mean ________________________ or any successor firm of independent auditors selected by the Manager with the consent of the Majority Class C Members and, during the Third Period and the Final Period, the consent of the Majority Class B Members.

             “Bankruptcy” of a Member shall mean:

                 (a)        the filing by a Member of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or a Member’s filing an answer consenting to or acquiescing in any such petition,

                 (b)        the making by a Member of any assignment for the benefit of its creditors generally or failure to pay its debts generally as such debts become due, or

                 (c)        the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the assets of a Member, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law;

provided, that the same shall not have been vacated, set aside or stayed within such sixty (60) day period.

             “Business Day” shall mean a day on which commercial banks are open for business in New York City, New York.

             “Business Plan” shall mean the Business Plan for the Company attached as Exhibit A hereto.

             “Capital Account” shall mean the capital account maintained for each Member pursuant to Section 4.4 hereof.

             “Capital Contribution Agreement” shall mean the [Capital Contribution Agreement] dated as of the date hereof by and among the Company, the Class C Members and ________, in its capacity as collateral agent for the lenders providing the Credit Facilities.]

             “Capital Contributions” shall mean, with respect to a Member, the cash, cash equivalents and the agreed fair market value of property that such Member contributes to the Company, net of any liabilities secured by such contributed property which the Company is considered to have assumed or taken subject to under Section 752 of the Code.

Capital Contributions shall not include obligations to make contributions at a future date until such contributions are actually made.

             “Cash Available for Distribution” shall mean the amount determined by the Manager that is the excess of the cash held by the Company from all sources over

                 (a)        cash required for all expenses, liabilities and obligations of the Company (whether for expense items, repayment or retirement of Debt of the Company, obligations under contracts or otherwise),

                 (b)        reserves established pursuant to Section 7.1(b)(iii) hereof for Company expenses, repayment or retirement of Debt of the Company, operations, or contingencies, known or unknown, liquidated or unliquidated, including without limitation liabilities which may be incurred in litigation and liabilities undertaken pursuant to the indemnification provisions hereof, and

                 (c)        amounts required to be retained pursuant to the Credit Facilities or any other agreements with third-party lenders.

             “Cash Equivalents” shall mean:

                 (a)        marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition;

                 (b)        certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;

                 (c)        commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six (6) months from the date of acquisition;

                 (d)        repurchase obligations of any commercial bank satisfying the requirements of clause (b) hereof, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the United States government;

                 (e)        securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or the equivalent by Moody’s;

                 (f)            securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) hereof; or

                 (g)        shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) hereof.

             “Certificate” shall have the meaning set forth in Section 2.1 hereof.

             “Class A Member” shall mean the holder of a Class A Member Interest.

             “Class A Member Interest” shall mean that portion of a Member Interest that is designated a Class A Member Interest in accordance with the terms of this Agreement.

             “Class A-1 Member” shall mean the holder, if any, of a Class A-1 Member Interest.

             “Class A-1 Member Interest” shall mean that portion, if any, of a Member Interest that is designated a Class A-1 Member Interest in accordance with the terms of this Agreement.

             “Class B Member” shall mean the holder of a Class B Member Interest.

             “Class B Member Interest” shall mean that portion of a Member Interest that is designated a Class B Member Interest in accordance with the terms of this Agreement.

             “Class C Member Interest” shall mean that portion of a Member Interest that is designated a Class C Member Interest in accordance with the terms of this Agreement.

             “Class C Members” shall mean the holder of a Class C Member Interest.

             “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, or the corresponding provisions of any successor statute.

             “Commercial Operation Date” shall mean the date of commencement of commercial operations of the Project.

             “Company” shall have the meaning set forth in the preamble hereof.

             “Controllable Management Decision” shall mean the taking or omission of action by the Manager or any Person acting under the direct or indirect management or control of, or otherwise on behalf of, the Manager (but excluding any vendors or Outside Advisers selected with due care by the Manager except to the extent that such Person takes or omits to take an action on behalf of the Manager or the Company in accordance with the express instructions of the Manager (other than Qualified Instructions)), but excludes the taking or omission of action by the Manager or any such Person (i) with the prior approval of the Class B Members and/or the Class C Members pursuant to Section 7.2, Section 7.3, Section 7.3A or Section 7.4 hereof, as applicable, or (ii) to the extent due or in response to, or as a result of, (A) any change in Law applicable to the Manager, any such Person, the Company or NUR to the extent that the Manager or such Person acted in accordance with Good Industry Practice in an effort to mitigate the effects of such Change in Law on the Company, (B) any events or circumstances not reasonably foreseeable or controllable by the Manager or any such Person to the extent that the Manager or such Person acted in accordance with Good Industry Practice in an effort to mitigate the effects of such events or circumstances on the Company, (C) any events or circumstances not contemplated in the Annual Budget that are reasonably foreseeable and controllable by the Manager or any such Person to the extent that the Manager or such Person acted in accordance with Good Industry Practice in an effort to mitigate the effects of such events or circumstances on the Company, or (D) any actions or omissions of any Governmental Authority applicable to the Manager, any such Person, the Company or NUR, to the extent that the Manager or such Person acted in accordance with Good Industry Practice in an effort to manage relations with such Governmental Authority.

             “Credit Facilities” shall mean, collectively, [insert names of facilities in place at Financial Closing Date] and any credit facilities providing additional financing or refinancing to the Company.

             “Debt” shall mean, as to any Person, as of any date of determination, all indebtedness

                 (a)        for borrowed money,

                 (b)        evidenced by notes, bonds, debentures or other similar instruments,

                 (c)        under capital or financing leases or installment sale agreements, or

                 (d)        in the nature of guarantees of the obligations described in clauses (a) through (c) hereof of any other Person.

             “Depreciation” shall mean, for any Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

             “Disability” shall have the meaning set forth in the Management Services Agreement.

             “Dispute” shall have the meaning set forth in Section 15.11(a) hereof.

             “Distributions” shall mean any and all distributions actually made by the Company to or for the benefit of any Member in respect of its Interests.

             “Earnings Event” shall have the meaning set forth in Section 7.10(a) hereof.

             “Effective Date” shall have the meaning set forth in the preamble hereof.

             “EIFN” shall mean EIF Neptune, LLC, a Delaware limited liability company.

             “EIFN Control Requirement” shall have the meaning set forth in Section 10.1(c) hereof.

             “EPC Contract” shall mean the Engineering, Procurement and Construction Contract dated as of ________ 2005, among the Company, Siemens Power Transmission and Distribution, Inc. and Pirelli Power Cables and Systems LLC.

             “Equity Securities” shall mean all shares, options, warrants, general or limited partnership interests, membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, limited liability company or other entity, whether voting or non-voting, including without limitation common stock, preferred stock or any other equity security (as such term is defined in the Exchange Act for purposes of this definition) and including any rights to acquire equity securities or any equity securities convertible into or exchangeable for equity securities.

             “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

             “Executive” shall mean Edward M. Stern.

             “Executive Breach Event” shall mean any of the events or circumstances listed in Section 8.2(a)(iv), (v) or (vi) of the Management Services Agreement.

             “Executive Event” shall have the meaning set forth in the Management Services Agreement.

             “Executive Moral Turpitude Event” shall have the meaning set forth in the Management Services Agreement.

             “FERC” shall mean the Federal Energy Regulatory Commission of the United States or any successor federal governmental agency.

             “Final Period” shall mean the period beginning at the time immediately after the end of the Third Period and ending upon the termination of this Agreement.

             “Final Period Allocation Percentages” shall mean [  *  ] in the aggregate for the Class A Members and the Class A-1 Members, [  *  ] for the Class B Members and [  *  ] for the Class C Members.

             “Financial Closing Date” shall mean the earliest date upon which the Company executes definitive documentation with a lender or lenders for construction and/or term financing for the Project, all conditions for initial funding thereunder have been satisfied or waived and the initial funding shall have occurred thereunder.

             “Fiscal Year” shall have the meaning set forth in Section 3.2 hereof.

             “First Newco Class A Member Interest” shall mean a portion of the Class A Member Interest held by Newco on the Effective Date equal to [  *  ] of such Class A Member Interest.

             “FTCPA” shall mean the Firm Transmission Capacity Purchase Agreement, dated as of October 4, 2004, between the Company and LIPA.

             “GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States, as applied to businesses regulated by FERC consistent with FERC accounting regulations.

             “Good Industry Practice” shall mean the exercise of the degree of skill, care and operating practice which would reasonably and ordinarily be expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances, in light of the facts known or that should reasonably have been known at the time a decision was made. Good Industry Practice is not intended to be limited to a single or optimum practice, method or act to the exclusion of all others, but rather to include a spectrum of possible practices, methods or acts generally acceptable during the relevant period in light of the circumstances.

             “Governmental Authority” shall mean any nation, state, sovereign or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, but shall not include LIPA or any other such subdivision or entity to the extent acting in its capacity as a contractual counterparty.

             “Gross Amount Subject to Readjustment” shall have the meaning set forth in Section 5.2 hereof.

             “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

                 (a)        the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of such contribution, as agreed to by the Members;

                 (b)        the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as agreed to by the Members, as of the following times:

(i) the date of this Agreement and the date of any other acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution;

                 (ii)     the distribution by the Company to a Member of more than a de minimis amount of Company property other than money, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their respective Percentage Interests; and

(iii) the liquidation of the Company within the meaning of Treas. Reg. §1.704-1(b)(2)(ii)(g); and

             (c)        the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (a) or clause (b) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

             “Hypothetical Capital Accounts” shall have the meaning set forth in Section 6.1(c)(i) hereof.

             “Indemnified Parties” shall have the meaning set forth in Section 7.11(a) hereof.

             “Indemnified Party” shall have the meaning set forth in Section 7.11(a) hereof.

             “Initial Period” shall mean the period beginning on the Effective Date and ending at the time that the Class C Members have received Distributions, which, together with all other Distributions received by the Class C Members after the Effective Date, equals an amount sufficient to provide the Class C Members with a [  *  ] internal rate of return on a pre-tax basis, computed as provided in Schedule II hereto.

             “Initial Period Allocation Percentages” shall mean [  *  ] in the aggregate for the Class A Members and the Class A-1 Members, [  *  ] for the Class B Members and [  *  ] for the Class C Members.

             “Interest” shall mean, with respect to a given Member as of a given date, such Member’s Class A Member Interest in the Company (if any), such Member’s Class A-1 Member Interest in the Company (if any), such Member’s Class B Member Interest in the Company (if any) and such Member’s Class C Member Interest in the Company (if any), in each case as of such date.

             “Interest Certificate” shall have the meaning set forth in Section 2.9 hereof.

             “Law” shall mean with respect to any Governmental Authority, any constitutional provision, law, statute, code, rule, regulation, ordinance, treaty, order, decree, writ, judgment, decision, certificate, holding, determination, injunction, Project Permit or requirement of such Governmental Authority along with the interpretation and administration thereof by any Governmental Authority charged with the interpretation or administration thereof. Unless the context clearly requires otherwise, the term “Law” shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect at the date of this Agreement.

             “LIPA” shall mean the Long Island Power Authority, a corporate municipal instrumentality of the State of New York.

             “Liquidating Member(s)” shall have the meaning set forth in Section 11.2(a) hereof.

             “Losses” is defined in this Section 1.1 under “Profits”.

             “Majority Class B Members” shall mean the Class B Members whose Class B Interests aggregate to more than fifty percent (50%) of the Class B Interests of all of the Class B Members entitled to vote on such matter.

             “Majority Class C Members” shall mean, as to any matter, the Class C Members whose Class C Interests aggregate to more than fifty percent (50%) of the Class C Interests of all of the Class C Members entitled to vote on such matter.

             “Management Services Agreement” shall mean the Management Services Agreement, dated as of ______________________ between Newco and the Company, substantially in the form of Exhibit B attached hereto.

             “Manager” shall have the meaning set forth in Section 7.1(a) hereof.

             “Material Earnings Failure” shall mean the actual failure of the Company to achieve the cumulative earnings before interest, income taxes, depreciation and amortization (“EBITDA”) contemplated in the Annual Budget by (x) two percent (2%) or more in any single calendar year ending after the Commercial Operation Date excluding (i) the first twelve (12) months following the Commercial Operation Date, and (ii) the effects on the EBITDA of the Company from (A) a failure to receive budgeted revenues for backhaul transmission service from Long Island to New Jersey, (B) events or circumstances that are excluded from the definition of Controllable Management Decision, or (C) the costs of insurance and taxes; provided, that in determining whether a Material Earnings Failure has occurred, the foregoing factors shall be applied and interpreted reasonably.

             “Member” shall mean each of the Class A Members, the Class A-1 Members, the Class B Members and the Class C Members and such other Persons who shall become Members of the Company in accordance with the terms of this Agreement and the Act.

             “Member Affiliate”: shall mean, with respect to any Class A Member, Class B Member or Class C Member, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Member. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

             “Minimum Gain Chargeback” shall have the meaning set forth in Section 6.1(c)(iv) hereof.

             “Moody’s” shall mean Moody’s Investors Service, Inc.

             “Newco” shall mean Newco LLC, a Delaware limited liability company.

             “NUR” shall mean Neptune Urban Renewal L.L.C., a New Jersey limited liability company.

             “Observer” shall have the meaning set forth in Section 2.14(f) hereof.

             “Original Agreement” shall have the meaning set forth in the recitals hereof.

             “Original Percentage” shall have the meaning set forth in Section 4.3(b)(i)(A) hereof.

             “Outside Advisers” shall mean consultants, accountants, attorneys, brokers, engineers, technical consultants, management consultants, appraisers, investment bankers, insurance advisers, escrow agents and other outside advisers.

             “Percentage Interest” of each Member shall mean the percentage set forth in Schedule I attached hereto as the same shall be amended from time to time in order to reflect Transfers of Interests.

             “Person” shall mean an individual, association, corporation, limited liability company, trust, unincorporated organization, government or any political subdivision, department or agency thereof, or any other entity.

             “Preference Distribution” shall have the meaning set forth in Section 5.2(a) hereof.

             “Prior Contribution Amount” shall have the meaning set forth in Section 4.3(b)(i)(A) hereof.

             “Profits” and “Losses” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss, as the case may be, for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

                 (a)        any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

                 (b)        any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg.

1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

                 (c)        in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or clause (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                 (d)        gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

                 (e)        in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period.

             “Project” shall mean the PJM-New York HVDC Interties of the Neptune Regional Transmission System, which will consist of a 660-MW transmission line and ancillary equipment running from New Jersey to Long Island, together with all ancillary real and personal property, both tangible and intangible.

             “Project Contracts” shall mean the following contracts and agreements entered into by the Company and/or NUR from time to time: (a) those contracts and agreements described on Schedule III to this Agreement (b) any contract or agreement which provides for payments of more than $250,000, (c) any contract or agreement that is not by its terms terminable by the Company and/or NUR upon not more than one-hundred eighty (180) days’ notice without penalty or other liability to the Company and/or NUR and (d) such other contract or agreement which any Class C Member reasonably deems material to the Company or the Project and so notifies the Company not later than ten (10) Business Days after written notice from the Company of the Company’s intention to enter into such contract or agreement.

             “Project Costs” shall mean the aggregate amount of all costs and expenses (including soft costs) for the Company to complete the development and construction and attain final completion of the Project.

             “Project Permit” shall mean any authorization, consent, license, ruling, approval, permit, exemption, consultation, filing, certificate, registration or license by or with any Governmental Authority issued or anticipated to be issued to the Company in respect of the Project or otherwise.

             “Qualified Instructions” shall mean instructions that are consistent with the advice of an Outside Adviser selected by the Manager with due care which advice is within the Outside Adviser’s area of expertise and is not manifestly incorrect.

             “Related Indemnitee” shall mean, with respect to any Indemnified Party, an Affiliate of such Indemnified Party and any current or former member, shareholder (or other Equity Security holder), director, officer, employee, consultant, agent or representative of that Indemnified Party or any such Affiliate.

             “Returns” shall have the meaning set forth in Section 9.2(d) hereof.

             “Rules” shall have the meaning set forth in Section 15.11 hereof.

             “S&P” shall mean Standard & Poor’s, a division of The McGraw Hill Companies, Inc.

             “Second Newco Class A Member Interest” shall mean a portion of the Class A Member Interest held by Newco on the Effective Date equal to [  *  ] of such Class A Member Interest.

             “Second Period” shall mean the period beginning at the time immediately after the Initial Period and ending at the time that the Class C Members have received Distributions, which, together with all other Distributions received by the Class C Members after the Effective Date, equals an amount sufficient to provide the Class C Members with a [  *  ] internal rate of return on a pre-tax basis, computed as provided in Schedule II hereto.

             “Second Period Allocation Percentages” shall mean [  *  ] in the aggregate for the Class A Members and the Class A-1 Members, [  *  ] for the Class B Members and [  *  ] for the Class C Members.

             “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

             “Special Distribution” shall have the meaning set forth in Section 5.2 hereof.

             “Starwood” shall mean Starwood Energy Investors, L.L.C., a Delaware limited liability company.

             “Starwood Control Requirement” shall have the meaning set forth in Section 10.1(c) hereof.

             “Subsidiary” of a Person shall mean each entity more than fifty percent (50%) of the Equity Securities or voting power of which is directly or indirectly beneficially owned by that Person.

             “Super-Majority Class C Members” shall mean, as to any matter, the Class C Members whose Class C Interests aggregate to more than eighty percent (80%) of the Class C Interests of all of the Class C Members entitled to vote on such matter.

             “Third Period” shall mean the period beginning at the time immediately after the Second Period and ending at the time that the Class C Members have received Distributions, which, together with all other Distributions received by the Class C Members after the Effective Date, equals an amount sufficient to provide the Class C Members with a [  *  ] internal rate of return on a pre-tax basis, computed as provided in Schedule II hereto.

             “Third Period Allocation Percentages” shall mean [  *  ] in the aggregate for the Class A Members and the Class A-1 Members, [  *  ] for the Class B Members and [  *  ] for the Class C Members.

             “Transfer” shall mean any assignment, contribution, sale, mortgage, hypothecation, lease, transfer, pledge, creation of a security interest in or lien upon, encumbrance, gift or other disposition by operation of law or otherwise. “Transferred”, “Transferor” and “Transferee” have meanings correlative of the foregoing.

             “Treasury Regulations” or “Treas. Reg.” shall mean the regulations promulgated under the Code.

             “Unanimous Class C Members” shall mean, as to any matter, 100% of the Class C Members entitled to vote on such matter.

             1.2        Accounting Terms and Certain Principles of Interpretation.

                 (a)        All accounting terms used in this Agreement, whether or not defined in this Section 1, shall, except as otherwise provided for herein, be construed in accordance with GAAP.

                 (b)        Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

                 (c)        The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement and all references to Sections, Exhibits and Schedules shall be references to Sections, Exhibits and Schedules of this Agreement unless otherwise expressly specified.

                 (d)        Unless otherwise expressly specified, any agreement, contract, or document defined or referred to herein shall mean such agreement, contract or document in the form (including all amendments and clarification letters relating thereto) delivered to the Lenders on the Effective Date as the same may thereafter be amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement.

                 (e)        The words “include,” “includes” and “including” are not limiting.

                 (f)        The word “or” is not exclusive.

                 (g)        Unless otherwise expressly provided, a reference to any Person or Persons shall be construed as a reference to any permitted successors and assigns of such Person or Persons.

ARTICLE II

ORGANIZATION

             2.1        Formation. The Member acknowledges that the certificate of formation (the “Certificate”) of the Company has been filed, on its behalf, with the Office of the Secretary of State of the State of Delaware on May 10, 2001. The Members agree to be bound by and comply with the provisions thereof and hereof, provided that in the event of a conflict between the provisions thereof and hereof the provisions hereof shall, to the extent permitted by applicable Law, control.

             2.2         Name. The name of the Company shall continue to be Neptune Regional Transmission System, LLC, and all business shall be conducted under such name and may be conducted under one or more assumed names.

             2.3        Principal Place of Business. The principal place of business and principal office of the Company shall be [________________]. The Company may change such place of business and office, and may have such additional places of business and offices, as the Manager and the Majority Class C Members may agree.

             2.4        Registered Office and Registered Agent. The registered agent of the Company shall be The Corporation Trust Company. The registered office of the Company shall be 1209 Orange Street, Wilmington (New Castle County), Delaware 19801. The registered office and/or the registered agent may be changed from time to time. Any such change shall be made in accordance with the Act. If the registered agent resigns, the Company shall promptly appoint a successor.

             2.5        Effective Date and Term. This Agreement shall become effective as of the Effective Date. The Company shall continue in perpetuity unless it is dissolved or terminated earlier pursuant to the Act or any provision of this Agreement.

             2.6        Purpose of Business. The purpose of the Company shall be (a) to own the membership interests in NUR (NUR’s activities being limited to those necessary or appropriate for the Project) and (b) to construct, own and operate the Project, and related activities ancillary to such purpose (which include, among other things, the transactions contemplated by the Credit Facilities).

             2.7        Separateness. The Company shall comply in all respects with the separateness covenants set forth in Annex A attached hereto.

             2.8        No State Law Partnership. The Members have formed the Company under the Act, and expressly intend that the Company not be a partnership (including a limited partnership) or joint venture. The Members do not intend to be partners or joint venturers with one another, or with any third party. Notwithstanding the foregoing, the Members intend for the Company to be treated as a partnership for federal, state and local income tax purposes; accordingly, the Manager shall not, and shall cause the Company not to, take any action, or fail to take any action, if the taking of or the failure to take, as the case may be, such action would cause the Company to be treated other than as a partnership for such purposes.

             2.9        Certificates. The Company hereby irrevocably elects that all Member Interests shall be securities governed by Article VIII of the Uniform Commercial Code as in effect on the date hereof in the State of New York. Each Member acquiring an Interest in the Company shall be issued a certificate or certificates to evidence such Interest (each, an “Interest Certificate”). All Interest Certificates shall bear the legend provided in Section 2.10 hereof. All Interest Certificates shall be signed in the name of the Company by an authorized officer of the Company certifying the Interest owned by such Member. Any or all of the signatures on an Interest Certificate may be by facsimile signature. In the event any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon an Interest Certificate shall have ceased to be such officer, transfer agent or registrar before such Interest Certificate is issued, it may be issued by the Company with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

             2.10        Restrictive Legend. In order to reflect the restrictions on disposition of Interests as set forth in this Agreement, the Interest Certificates will be endorsed with a restrictive legend, including without limitation the following:

NEPTUNE REGIONAL TRANSMISSION SYSTEM, LLC WILL FURNISH WITHOUT CHARGE TO EACH HOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE RIGHTS OF THE INTEREST. THE INTEREST EVIDENCED HEREBY IS SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM NEPTUNE REGIONAL TRANSMISSION SYSTEM, LLC). FOR ALL PURPOSES, THIS CERTIFICATE AND INTEREST IT REPRESENTS SHALL BE DEEMED A SECURITY OR SECURITIES GOVERNED BY ARTICLE VIII OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT ON THE DATE HEREOF IN THE STATE OF NEW YORK.

             2.11        Lost Certificates. Except as provided in this Section 2.12, no new Interest Certificate shall be issued in lieu of an old Interest Certificate unless the latter is surrendered to the Company and canceled at the same time. The Manager of the Company may, in case any Interest Certificate is lost, stolen or destroyed, authorize the issuance of a new Interest Certificate in lieu thereof, upon such terms and conditions as the Manager of the Company may reasonably require, including without limitation provision for indemnification of the Company secured by a bond or other adequate security sufficient to protect the Company against any claim that may be made against it, including without limitation any expense or liability, on account of the alleged loss, theft or destruction of such Interest Certificate or the issuance of such new Interest Certificate.

             2.12        Voting Rights. Subject to the terms and conditions of this Agreement (including without limitation the consent rights set forth in Section 7.2, Section 7.3 and Section 7.4 hereof),

                 (a)        the Class A Members as a class shall have one hundred percent (100%) of the voting rights in the Company,

                 (b)        the Class A-1 Members as a class shall have no voting rights in the Company,

                 (c)        the Class B Members as a class shall have no voting rights in the Company, and

                 (d)        the Class C Member as a class shall have no voting rights in the Company.

ARTICLE III

FISCAL YEAR, ACCOUNTING AND BANK ACCOUNTS

             3.1        Fiscal Year; Accounting. The Company's fiscal year shall be the calendar year (the “Fiscal Year”). The Company's books and records of account shall be maintained and reported in accordance with GAAP.

             3.2        Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts in the name of the Company. The Manager shall determine the institution or institutions at which said accounts will be opened, the types of accounts, and all other matters with respect to said account(s). In no event shall Company funds be commingled with the funds of any other Person.

ARTICLE IV

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

             4.1        Capital Contributions. None of the Class A Members, the Class A-1 Members or the Class B Members shall be obligated to make any contributions of capital or assets to the Company. The Class C Members shall make the Capital Contributions pursuant to and in accordance with the terms and conditions of the Capital Contribution Agreement. The Class C Members shall have no obligation to make Capital Contributions after the Commercial Operation Date. The maximum amount of such Capital Contributions shall be set forth next to each Class C Member’s name and address on Schedule I attached hereto. Schedule I shall be updated to reflect the admission of any additional members as such admissions occur and any additional Capital Contributions agreed to be made by the Members after the Effective Date pursuant to the terms of the Capital Contribution Agreement. In no event shall the obligation of any Member to make a capital contribution be reinstated as the result of any Distribution of amounts comprising a return of capital to such Member.

             4.2        No Withdrawal of Capital Contributions. No agreement exists for the return of the Members’ Capital Contributions. A Member shall not be entitled to the withdrawal or return of any part of its Capital Contribution or any amount standing to its credit in its Capital Account or to receive any Distributions from the Company or any consideration for the fair market value of its Interest, except as specifically provided in this Agreement. No Member shall receive any interest with respect to the balance of its Capital Account.

             4.3        Negative Capital Accounts. At no time during the term of the Company, or upon dissolution and liquidation thereof, shall any Member have any obligation to the Company or the other Members to restore a negative balance in its Capital Account.

             4.4        Capital Accounts.

                 (a)        A separate Capital Account shall be established and maintained for each Member on the books of the Company. Schedule I attached hereto reflects the Members’ respective Capital Accounts as of the close of business on the Effective Date (after giving effect to the Capital Contribution required on the Effective Date), computed consistently with the provisions of this Agreement.

(i) Such Capital Accounts shall be increased by:

(A) further Capital Contributions made following the Effective Date, and

(B) allocations to the Member of Profits (or items thereof) for periods commencing on or after the Effective Date.

(ii) Such Capital Accounts shall be decreased by:

(A) Distributions of money made or deemed to be made to the Member by the Company pursuant to the terms of this Agreement,

        (B)     the fair market value of any property distributed to the Member by the Company, net of any liabilities secured by such distributed property which the Member is considered to have assumed or taken subject to under Section 752 of the Code, and

(C) allocations to the Member of Losses (or items thereof) for periods commencing on or after the Effective Date.

                 (b)        If a Transfer of all or any part of any Member’s Interest is made in a manner permitted by this Agreement, the Capital Account of the Transferor attributable to the Transferred Interest shall carry over to the Transferee in accordance with Section 1.704-1(b)(2)(iv)(1) of the Treasury Regulations.

                 (c)        The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 704(b) of the Code and Treas. Reg. § 1.704-1(b) and § 1.704-2 (or any corresponding provision of succeeding law) and shall be interpreted and applied in a manner consistent therewith.

             4.5         Loans. Subject to the provisions of the Credit Facilities and Section 7.3A hereof, a Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which such Member and the Company agree. If a Member makes any loans to the Company, or advances money on its behalf, the amount of such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company. Any such loan or advance shall be repayable out of the Company’s cash and shall bear interest at the rate agreed upon by the applicable Member and the Company.

ARTICLE V

DISTRIBUTIONS

              5.1         Distributions Generally. Except as provided in Section 4.5 and Section 11.2(b) hereof, the Manager shall cause the Company to make, pursuant to Section 5.2 hereof, Distributions of Cash Available for Distribution to the Members on at least a semi-annual basis, or a quarterly basis if permitted under the Credit Facilities, on and after the Commercial Operation Date beginning on the first date that the Manager shall determine that the Company has Cash Available for Distribution. Any other provision of this Agreement to the contrary notwithstanding, no Distribution will be made if the Company is, or if such Distribution would render the Company, insolvent or which is prohibited by the Act.

              5.2        Distributions. The Manager shall cause the Company to make all Distributions (other than Special Distributions) as follows:

                 (a)        During the Initial Period, Distributions of Cash Available for Distribution (after any Special Distributions) shall be made to the Members in accordance with the Initial Period Allocation Percentages, pro rata to each Member in accordance with its respective Interest in the applicable class of Interests;

                 (b)        During the Second Period, Distributions of Cash Available for Distribution (after any Special Distributions) shall be made to the Members in accordance with the Second Period Allocation Percentages, pro rata to each Member in accordance with its Allocation Percentage in the applicable class of Interests;

                 (c)        During the Third Period, Distributions of Cash Available for Distribution (after any Special Distributions) shall be made to the Members in accordance with the Third Period Allocation Percentages, pro rata to each Member in accordance with its Allocation Percentage in the applicable class of Interests; and

                 (d)        During the Final Period, Distributions of Cash Available for Distribution (after any Special Distributions) shall be made to the Members in accordance with the Final Period Allocation Percentages, pro rata to each Member in accordance with its Allocation Percentage in the applicable class of Interests.

              5.3        Vesting. Newco’s Class A Member Interests shall be composed of the First Newco Class A Member Interest and the Second Newco Class A Member Interest for purposes of vesting and potential forfeiture in accordance with this Section 5.3 and Section 7.10(d). The First Newco Class A Member Interest and the Second Newco Class A Member Interest shall vest on all the dates and in the percentages set forth below:

Date of Vesting	Aggregate Vested Percentage of First Newco Class A Member Interest	Aggregate Vested Percentage of Second Newco Class A Member Interest
Effective Date	[ * ]	[ * ]
Commercial Operation Date	[ * ]	[ * ]
[ * ] Anniversary of Commercial Operation Date	[ * ]	[ * ]
[ * ]Second Anniversary of Commercial Operation Date	[ * ]	[ * ]

To the extent any Distributions are made prior to the date on which Newco's Class A Member Interests have fully vested, Newco shall receive Distributions in respect of both the vested and unvested portions of its Class A Member Interests.

              5.4        Special Distribution. [  *  ]

              5.5         Vesting. In the event of Executive’s death or Disability, (i) Newco shall retain [  *  ] of each of the vested First Newco Class A Member Interest, the vested Second Newco Class A Member Interest and the vested and unvested Special Distribution, (ii) [  *  ] of each of the unvested First Newco Class A Member Interest and the unvested Second Newco Class A Member Interest shall, without any further action of any Person, vest on the date of such death or Disability, and (iii) the remaining [  *  ] of each of the unvested First Newco Class A Member Interest and the unvested Second Newco Class A Member Interest shall, without any further action of any Person, be forfeited to the Company on the date of such death or Disability.

             5.6         Distributions Upon Liquidation. Notwithstanding anything to the contrary in this Agreement, proceeds resulting from any sale or other taxable disposition of any property of the Company incident to the liquidation and winding up of the Company, as well as any other property distributed in liquidation of the Company, shall be distributed to the Members only in accordance with the provisions of Section 11.2 hereof.

ARTICLE VI

ALLOCATIONS

             6.1         Company Allocations.

                 (a)        Except as otherwise provided in this Section 6.1 or elsewhere in this Agreement, for purposes of this Agreement, and for federal, state and local income tax purposes, all items of Profits and Losses shall be determined with respect to each Fiscal Year as of the end thereof, and allocated to the Members as follows and in the following order of priority:

(i) Profits shall be allocated as follows:

        (A)      first, among the Members to the extent of the respective excess, if any, of (x) the cumulative Losses previously allocated to a Member pursuant to Section 6.1(a)(ii)(C) hereof over (y) the cumulative Profits previously allocated to such Member pursuant to this Section 6.1(a)(i)(A), such allocation to be made using the relevant Allocation Percentages (beginning with the Final Period Allocation Percentages and proceeding in reverse order to the extent each set of Allocation Percentages was previously used) so as to reverse such Section 6.1(a)(ii)(C) allocation;

        (B)      second, among the Members to the extent of and in proportion to the respective excess, if any, of (x) the cumulative Losses previously allocated to a Member pursuant to Section 6.1(a)(ii)(B) hereof over (y) the cumulative Profits previously allocated to such Member pursuant to this Section 6.1(a)(i)(B);

        (C)      third, among the Members to the extent of and in proportion to the respective excess, if any, of (x) the cumulative Losses previously allocated to a Member pursuant to Section 6.1(a)(ii)(A) hereof over (y) the cumulative Profits previously allocated to such Member pursuant to this Section 6.1(a)(i)(C);

        (D)      fourth, Profits shall be allocated to the Members so as to cause the balance in each Member’sCapital Account (computed after giving effect to all Capital Contributions, Distributions, allocations and other Capital Account adjustments for all taxable years) to equal, to the maximum extent possible, the Distributions to be made to such Member pursuant to Section 11.2(b) hereof, assuming the Company sold all of its assets, if any, for the Gross Asset Value of such assets as used in determining the then applicable Capital Accounts under Section 704(b) of the Code; and

(ii) Losses shall be allocated as follows:

        (A)     first, pro rata to the Members in an amount so as to cause the balance in each Member’s Capital Account (computed after giving effect to all Capital Contributions, Distributions, allocations and other Capital Account adjustments for all taxable years) to equal, to the maximum extent possible, the Distributions to be made to such Member pursuant to Section 11.2(b) hereof, assuming the Company sold all of its assets, if any, for the Gross Asset Value of such assets as used in determining the then applicable Capital Accounts under Section 704(b) of the Code;

(B) second, pro rata to the Class A Members, Class A-1 Members, Class B Members and Class C Members until the balance of their Capital Accounts are equal to zero;

(C) thereafter, pro rata to the Class A Members, the Class A-1 Members, the Class B Members and the Class C Members in accordance with their respective Allocation Percentages.

                 (b)        In the event of a sale of all or substantially all of the assets of the Company or liquidation or dissolution of the Company, Profits and Losses (and, to the extent necessary, or as otherwise provided in this Agreement, individual items of income, gain, loss, deduction or credit) shall be allocated among the Members so as to cause the balance in such Member’s Capital Account to equal the Distributions to be made to such Member pursuant to Section 11.2(b) hereof.

                 (c)        Notwithstanding Section 6.1(a) hereof:

             (i)     Minimum Gain and Hypothetical Capital Accounts. For purposes of complying with Treasury Regulations relating to tax allocation, the Company’s “minimum gain”, “minimum gain attributable to Member nonrecourse debt” and the Members’ hypothetically adjusted Capital Accounts (“Hypothetical

Capital Accounts”) must be determined from time to time. The amount of minimum gain or minimum gain attributable to Member nonrecourse debt is determined in accordance with Treas. Reg. §1.704-2(d) or §1.704-2(i), as the case may be, by computing, with respect to each nonrecourse liability of the Company, the amount of gain (of whatever character), if any, that would be realized by the Company if it disposed of (in a taxable transaction) the Company property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed. A Member’s Hypothetical Capital Account shall equal its true Capital Account, increased by any amount that such Member is treated as being obligated to restore under Treas. Reg. §1.704-l(b)(2)(ii)(c) (including the Member’s share of minimum gain, computed as provided in Treas. Reg. §1.704-2(g), and of minimum gain attributable to Member nonrecourse debt, computed as provided in Treas. Reg. §1.704-2(i)(5)), and decreased by the items described in Treas. Reg. §1.704-l(b)(2)(ii)(d), clauses (4), (5) and (6). For purposes of determining each Member’s share of minimum gain or minimum gain attributable to Member nonrecourse debt, any Distributions funded with the proceeds of nonrecourse liabilities shall be treated as allocable to the nonrecourse liabilities, if any, that were incurred by the Company in connection with such distributions;

             (ii)    Qualified Income Offset. A Member who unexpectedly receives an adjustment, allocation or Distribution described in Treas. Reg. §1.704-1(b)(2)(ii)(d), clauses (4), (5) and (6), that creates a deficit in its Hypothetical Capital Account shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit as quickly as possible;

             (iii)     Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the amount such Member is deemed to be obligated to restore pursuant to any provision of this Agreement and the penultimate sentences of Treas. Reg. §1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.1(c)(iii) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.1(c)(ii) hereof and this Section 6.1(c)(iii) were not in this Agreement; and

             (iv)    Minimum Gain Chargeback. If there is a net decrease in the Company’s minimum gain or minimum gain attributable to Member nonrecourse debt during a Company taxable year, any Member with a share of such minimum gain at the beginning of such year shall be allocated, before any other allocation is made of Company items for such taxable year, items of income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, such Member’s share of such decrease in minimum gain in accordance with Treas. Reg. §1.704-2(f) and §1.704-2(i) (the “Minimum Gain Chargeback”). The Minimum Gain Chargeback allocated in any taxable year shall consist first of gains recognized from the disposition of items of Company property subject to one or more nonrecourse liabilities of the Company to the extent of the decrease in Minimum Gain Chargeback attributable to the disposition of such items of property, with the remainder of the Minimum Gain Chargeback, if any, made up of a pro rata portion of the Company’s other items of income and gain for that year.

                 (d)        No loss or deduction shall be allocated to a Member to the extent that such allocation would reduce such Member’s Hypothetical Capital Account below zero, and such loss or deduction shall instead be allocated to the other Members in proportion to the positive balances of their respective Hypothetical Capital Accounts.

                 (e)        If any items of income, gain, loss or deduction shall be specially allocated pursuant to Section 6.1(c)(ii), Section 6.1(c)(iii), Section 6.1(c)(iv) or Section 6.1(d) hereof, then as quickly as possible thereafter (but not in such a manner as to create or increase a deficit in any Member’s Hypothetical Capital Account) items of income, gain, loss or deduction shall be specially allocated to the Members so as to return all Capital Accounts to such balances as they would have had if no such special allocations had been made pursuant to Section 6.1(c)(ii), Section 6.1(c)(iii), Section 6.1(c)(iv) or Section 6.1(d) hereof.

                 (f)        This Section 6.1 is intended to satisfy the rules of Treas. Reg. §1.704-1(b) and the rules for allocations attributable to nonrecourse liabilities set forth in Treas. Reg. §1.704-2 and should be so construed.

              6.2        Tax Allocations; Code Section 704(c).

                 (a)        For income tax purposes only, each item of income, gain, loss, deduction and credit of the Company shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes.

                 (b)        In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

                 (c)        In the event the Gross Asset Value of any asset of the Company shall be adjusted pursuant to the provisions of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

                 (d)        Any elections or other decisions relating to such Section 704(c) allocations made pursuant to Section 6.2(b) hereof and “reverse Section 704(c) allocations” made pursuant to Section 6.2(c) hereof shall be agreed by the Class A Members, the Class A-1 Members, the Class B Members and the Class C Members in any manner that reasonably reflects the purpose and intention of this Agreement. Unless otherwise agreed by the Class A Members, the Class A-1 Members, the Class B Members and the Class C Members, the Company shall use the “traditional allocation method” for such allocations, in accordance with Treas. Reg. §1.704-3(b). Section 704(c) allocations pursuant to this Section 6.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

              6.3         Accounting Method. The books of the Company (for both tax and financial reporting purposes) shall be kept on an accrual basis.

                 (a)        Withholding. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 6.3 for all purposes under this Agreement. The Company is authorized to withhold from payments and Distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

The withholdings referred to in this Section 6.3 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Manager receives documentation, satisfactory to the Manager, to the effect that a lower rate is applicable, or that no withholding is applicable.

              6.4        Allocations Relating to Last Fiscal Year. It is the intent of the Members that the allocations provided in this Article VI result in the distributions required pursuant to Section 11.2(b) being in accordance with positive capital accounts as provided for in

Treasury Regulations under Section 704(b) of the Code. If upon the dissolution and termination of the Company pursuant to Article XI of this Agreement, and after giving hypothetical effect to the allocations required by Article VI, the Capital Accounts of the Members are in such ratios or balances that distributions pursuant to Section 11.2(b) would not be in accordance with the positive Capital Accounts of the Members, such failure shall not affect or alter the distributions required by Section 11.2(b). Rather, any item of income, gain, loss or deduction of the Company for the Fiscal Year in which the Company dissolves and terminates pursuant to Article XI shall be allocated among the Members in a manner that, to the maximum extent possible, will result in the Capital Accounts of each Member having a balance prior to the distribution equal to the amount of the distributions to be received by each Member pursuant to Section 11.2(b). The Manager may apply the principles of this Section 6.4 to any Fiscal Year preceding the Fiscal Year in which the Company dissolves and terminates if delaying the application of the principles of this Section 6.4 would likely result in distributions pursuant to Section 11.2(b) not being in accordance with the positive Capital Account balances of the Members.

ARTICLE VII

MANAGEMENT

              7.1         Powers of the Manager.

                 (a)        Newco shall be the “Manager” of the Company within the meaning of the Act, and shall provide adequate resources to fulfill its management responsibilities. There shall be no other “Manager” of the Company within the meaning of the Act unless Newco is replaced, resigns or is removed as Manager in accordance with the provisions of the Agreement. Subject to the terms and conditions of this Agreement (including without limitation Sections 2.7, 7.2, 7.3 and 7.4 hereof), the Manager shall have full and complete charge of all affairs of the Company, and the management and control of the Company’s business shall rest exclusively with the Manager. Subject to applicable Law, the Manager shall not be obligated to do any act or thing in connection with the Company other than pursuant to this Agreement. The Manager shall perform its obligations as the Manager under this Agreement in a manner consistent with Good Industry Practices and in compliance in all material respects with all applicable Laws.

                 (b)        Subject to the limitations set forth in this Agreement (including without limitation Sections 2.7, 7.2, 7.3 and 7.4 hereof), the Manager, on behalf and in the name of the Company, shall have the full power and authority to carry out any and all purposes of the Company set forth in Section 2.6 hereof, perform or cause to be performed all acts and enter into and perform all contracts and other undertakings relating to the management and operational functions relating to the business of the Company, except to the extent inconsistent with the terms and conditions of this Agreement or the Act. Without limiting the generality of the foregoing, except as otherwise provided in Sections 2.7, 7.2, 7.3 and 7.4 hereof, the Manager is authorized on behalf of the Company, in its sole discretion and without the approval of the other Members, to:

(i) open, maintain and close bank accounts and draw checks or other orders for the payment of monies;

             (ii)    subject to the requirements of the Business Plan and the Annual Budget, develop and execute the capital expenditure priorities of the Company in furtherance of the Company’s business as described in Section 2.6 hereof;

(iii) establish financial reserves for the Company;

             (iv)     expend the capital and revenues of the Company in furtherance of the Company’s business as described in Section 2.6 hereof and pay, in accordance with the provisions of this Agreement, all expenses, debts and obligations of the Company to the extent that funds of the Company are available therefor;

             (v)     make investments in Cash Equivalents, pending disbursement of Company funds in furtherance of the Company’s business as described in Section 2.6 hereof, for Distributions or to provide a source from which to meet contingencies;

             (vi)     enter into and terminate agreements and contracts with third parties in furtherance of the Company’s business as described in Section 2.6 hereof, and institute, defend and settle litigation arising therefrom, and give receipts, releases and discharges with respect to all of the foregoing;

(vii) maintain, at the expense of the Company, adequate records and accounts of all operations and expenditures and furnish any Member with the reports referred to in Section 9.2 hereof;

             (viii)     adopt or modify risk management policies and insurance programs, including purchasing, at the expense of the Company, liability, casualty, fire and other insurance and bonds to protect the Company’s properties, business, Members and employees;

             (ix)     employ, at the expense of the Company, Outside Advisers as may reasonably be required for the purposes of the Company and terminate such employment; provided, however, that if any Affiliate of any Member is so employed, such employment shall be in accordance with Section 7.2, Section 7.3 and Section 7.4 hereof;

(x) make or cause to be made all filings required by applicable law or regulation and undertake all other actions to comply with such laws and regulations;

(xi) represent the Company as a member of any regional transmission organization or energy industry association, and as a stakeholder with respect to any independent system operator;

(xii) make any public announcements related to the Company;

(xiii) to the extent set forth in Article IX hereof, manage the tax matters of the Company;

             (xiv)     incur Debt, borrow funds and/or issue guarantees, in each case for the conduct of the Company’s business as described in Section 2.6 hereof, and make all elections and determinations under the Credit Facilities;

             (xv)     undertake on behalf of any Subsidiary (either directly or through its vote as an Equity Security holder) any action that it is permitted to take on behalf of the Company pursuant to this Section 7.1 and not otherwise restricted hereunder;

             (xvi)     appoint, and direct the actions of, officials and agents of the Company and its Subsidiaries, and delegate to such officials and agents any authority conferred upon the Manager under this Agreement; and

(xvii) execute and deliver any and all other agreements, documents and other instruments necessary or incidental to the conduct of the business of this Company.

By executing this Agreement, each Member shall be deemed to have consented to any exercise by the Manager of any of the foregoing powers.

                 (c)        The Manager, acting through a duly authorized director, officer or agent, may execute and deliver agreements, deeds or other documents on the Company’s behalf so as to bind the Company to the terms thereof, and third parties shall be entitled to rely on actions taken by the Manager, as Manager of the Company, as being authorized actions of the Company.

                 (d)        The Manager shall, on behalf of the Company, provide to the Class A-1 Members, the Class C Members and the Class B Members all material notices received by the Company under the Credit Facilities or otherwise, including without limitation, notice of any Event of Default (as defined in the Credit Facilities) under the Credit Facilities.

                 (e)        Prior to the Manager causing the Company or NUR to enter into any material agreement or contract with any Person, the Manager shall make due inquiries to determine whether such Person has been debarred or disqualified by any Governmental Authority from performing work or entering into contracts of the type to be performed under or similar to the applicable agreement or contract, and if such is the case (as determined based upon such inquiries), the Manager shall not permit the Company or NUR to enter into such agreement or contract without the prior written consent of the Class C Members, in their sole discretion. In addition, without the prior written consent of the Class C Members, in their sole discretion, the Manager shall not permit the Company or NUR to enter into any agreement or contract if (i) such agreement or contract contains provisions that could impair or impose conditions upon (x) the assignability or transfer of any Class C Member Interests, (y) the transfer of a direct or indirect interest in any Class C Member Interests or (z) the exercise of any of Class C Member’s remedies under this Agreement or (ii) such agreement or contract would impose recourse on or to, or otherwise create any obligations of, any Class C Member.

              7.2        Certain Actions Requiring Approval of the Majority Class C Members. Notwithstanding any other provision of this Agreement or the Management Services Agreement, the Manager shall have no authority to do, and the Manager shall not do or permit the Company to do, any of the following, either directly or indirectly, without the prior written approval of the Majority Class C Members:

                 (a)        The entering into of any transaction involving potential conflicts of interests between the Company and Newco or any Affiliate of Newco (including employees, members and directors of Newco) or with any Member (or their respective Affiliates) or the payment by the Company of any fees or other amounts to Newco (including employees, members and directors of Newco) or any Affiliate of Newco or to any Member or their respective Affiliates, or any material changes to any existing agreement for any such transactions; provided that if any such transaction involves a Class C Member (in a capacity other than as holder of Class C Member Interests), such Class C Member shall not be entitled to vote and the Class C Member Interests of such Class C Member shall be disregarded for the purpose of determining the aggregate percentage of Class C Member Interests voting on such matter.

                 (b)        Adoption of Annual Budgets and changes thereto prior to the Commercial Operation Date and the making of any expenditures causing (x) any budgeted line item in the Annual Budget to be exceeded by more than $750,000 or causing (y) the aggregate of all such exceedances (excluding exceedances of the line item “Contingency”) to exceed $10,000,000, and, from and after the Commercial Operation Date, adopting any Annual Budget or amendment thereto that is inconsistent with the Business Plan or the making of any expenditure exceeding the aggregate budgeted amount in the Annual Budget by an amount greater than the lesser of $500,000 per event or series of related events (but not otherwise cumulatively) and an amount equal to five percent (5%) of such budgeted amount except expenditures reasonably incurred in connection with emergencies or mandates of any Governmental Authority.

                 (c)        The entering into of any joint venture, partnership or other material operating alliance with any other Person.

                 (d)        The settlement of any claims, legal proceedings or arbitration on behalf of the Company that would materially adversely affect the Company or any of its Members or require the payment of more than $500,000 in the aggregate, or which include requests for injunction, specific performance or equitable relief and involve matters having a value in excess of $500,000 in the aggregate.

                 (e)        The execution and delivery of any Project Contract (other than the FTCPA and the EPC Contract) prior to the Commercial Operation Date and any material amendment thereto and, from and after the Commercial Operation Date, any contracts or any amendments thereto that create or could reasonably be expected to create an obligation in an amount, whether payable at one time or in a series of payments, in excess of $500,000 other than in accordance with any then current Annual Budget.

                 (f)        Taking of any action that would give rise to a material default, or a right of acceleration of any material payment or termination, under any Project Contract (other than the FTCPA and the EPC Contract) prior to the Commercial Operation Date and, from and after the Commercial Operation Date, any action that would give rise to a material default, or a right of acceleration of any material payment or termination, under any contracts that create or could reasonably be expected to create an obligation in an amount, whether payable at one time or in a series of payments, in excess of $500,000.

                 (g)        The entering into of any contract, agreement, arrangement or commitment to do or engage in any of the foregoing.

              7.3        Certain Actions Requiring Approval of the Unanimous Class C Members. Notwithstanding any other provision of this Agreement or the Management Services Agreement, the Manager shall have no authority to do, and the Manager shall not do or permit the Company to do, any of the following, either directly or indirectly, without the prior written approval of the Unanimous Class C Members:

                 (a)        Taking of any action that would give rise to a material default, or a right of acceleration of any material payment or termination, under the FTCPA or the EPC Contract.

                 (b)        Any amendments or modifications to the definitions of Final Period, Final Period Allocation Percentages, Initial Period, Initial Period Allocation Percentages, Second Period, Second Period Allocation Percentages, Third Period or Third Period Allocation Percentages or to Section 5.3, 6.1 or 6.2.

                 (c)        The sale, issuance or redemption of Equity Securities that might affect the interest of, as relevant, any Class B Member Interests or Class C Member Interests.

                 (d)        Any action (or failure to act) by Manager, the Company or any of the Company’s subsidiaries that would result in any other member of the Company or its Affiliates (other than Manager and the Company and their subsidiaries): (a) being subject to regulation as a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or a “public-utility company” under PUHCA or (b) being subject to any other federal or state regulation that in the reasonable discretion of the Manager or of any such member of the Company or any such Affiliate would have an adverse effect on such member of the Company or any such Affiliate.

                 (e)        Any tax elections of the Company that would impair the treatment of the Company or NUR as a partnership or pass-through entity for tax purposes.

                 (f)        Any material loans made by the Company or the provision of any material financial guarantees by the Company.

                 (g)        Any amendments to the organizational documents of the Company (including this Agreement) or any Subsidiary of the Company, so as to change the powers, preferences or rights of Members, or in a manner that would otherwise adversely affect the rights of Members.

                 (h)        The declaration, setting aside or payment of any dividend or other similar distribution (including a redemption or repurchase of capital) in respect of any class of Member Interests other than as provided in this Agreement.

                 (i)        Any recapitalization, reorganization, reclassification, merger, consolidation, liquidation, dissolution or other winding up, spin-off, subdivision or other combination.

                 (j)     Any change in the principal nature of the business of the Company or any of its Subsidiaries.

                 (k)     The entering into of any contract, agreement, arrangement or commitment to do or engage in any of the foregoing.

              7.3A        Certain Actions Requiring Approval of the Super-Majority Class C Members. Notwithstanding any other provision of this Agreement or the Manager Service Agreement, the Manager shall have no authority to do, and the Manager shall not do or permit the Company to do, any of the following, either directly or indirectly, without the prior written approval of the Super-Majority Class C Members:

                 (a)        Any material amendments or material change orders to the FTCPA or the EPC Contract.

                 (b)        Any sale, lease, exchange, transfer or other disposition of material assets or businesses of the Project or the Company or the Company’s subsidiaries (including without limitation, the capital stock or membership interests of any Subsidiary) other than sales, leases, exchanges, transfers, or other dispositions in the ordinary course of business.

                 (c)        Any affirmative grants of security interests or other encumbrances in the material assets of the Project or the Company.

                 (d)        The voluntary incurrence of material Debt by the Company or NUR prior to the Commercial Operation Date and, from and after the Commercial Operation Date, any issuance of Debt in the aggregate in excess of $10,000,000, or the purchase, cancellation, prepayment of, refinancing of, or other provision for, a complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right under, any Debt in the aggregate amount described above of the Company or its subsidiaries (whether for borrowed money or otherwise).

                 (e)        The filing of any application to obtain, or any material amendment to, a material Project Permit, or any material filing in connection with the Company, NUR or the Project, or any material changes to the foregoing.

                 (f)        Any material tax elections by the Company (other than those described in Section 7.3(e)).

                 (g)        The purchase, lease or other acquisition by the Company of any securities or assets of any other Person, except for acquisitions of products, supplies and equipment in the ordinary course of business consistent with past practice or acquisitions pursuant to the then current Annual Budget and the Business Plan.

                 (h)        Any effectuation of a public offering, private sale or other change of control of the Company (other than financing activities otherwise approved in this Agreement).

                 (i)        The commencement of any proceeding or filing of any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency or receivership or similar law, the consenting to or acquiescing in the institution of, or failing to contest in a timely and appropriate manner, any such proceeding or filing; the applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official; the filing of an answer admitting the material allegations of a petition filed against it in any such proceeding, the making of a general assignment for the benefit of creditors, the admitting in writing of its inability, or the failure generally, to pay its debts as they become due, or the taking of any action for the purpose of effecting any of the foregoing.

                 (j)        The making of any material change in accounting practices, except to the extent required by law or GAAP, or voluntarily changing or termination of the appointment of the Company’s accountants as of the Effective Date.

                 (k)        The adoption, entering into or becoming bound by, or the amendment, modification or termination of, any (a) employment contract with the executive officers of the Company, including any change in the compensation or terms of employment of such executive officers; or (b) any material employee benefit plan for employees of the Company.

                 (l)        The entering into of any contract, agreement, arrangement or commitment to do or engage in any of the foregoing.

              7.4         Certain Actions Requiring Approval of the Majority Class B Members. Notwithstanding any other provision of this Agreement or the Management Services Agreement, during the Third Period and the Final Period, the Manager shall have no authority to do, and the Manager shall not do or permit the Company to do, any of the actions described in Section 7.3(b), (c), (d), (e), (g), (h),(i) or (j) or Section 7.3A(e), (f), (h) or (j) either directly or indirectly, without the prior written approval of the Majority Class B Members.

              7.5        Budget.

                 (a)        Not later than sixty (60) days prior to the end of each Fiscal Year beginning with the 2006 Fiscal Year, the Manager shall prepare and present to the Class C Members an annual capital and operating budget (the “Annual Budget”) for the Company and Newco with respect to the next succeeding Fiscal Year setting forth on a monthly basis at a minimum the estimated receipts and expenditures (capital, operating and other) of the Company in sufficient detail to provide an estimate of income, cash flow, capital proceeds and other financial requirements of the Company for such year. Each Annual Budget shall also include as such line items as the Class C Members shall reasonably require the expected Reimbursable Expenses (as defined in the Management Services Agreement) for the next succeeding Fiscal Year and such other information or other matters necessary in order to inform the Class C Members of the Company’s business and to enable the Class C Members to make an informed decision with respect to their approval of such Annual Budget. The Class C Members shall review the proposed Annual Budget, and shall offer any revisions thereto, within fifteen (15) days. The final Annual Budget, as so revised, shall be approved by the Class C Members no later than thirty (30) days prior to the end of the then Fiscal Year, which approval shall constitute adoption of such Annual Budget by the Company. Until an Annual Budget has been adopted, the most recently approved Annual Budget shall be the Annual Budget then in effect. The Annual Budget for the portion of the 2005 Fiscal Year remaining on the Effective Date is attached to this Agreement as Schedule 7.5(a).

                 (b)        Prior to the Commercial Operation Date, within twenty (20) days after the end of each month, the Manager shall provide to each Class B Member and Class C Member a construction report that compares by cost line item and in total

(i) actual Project Costs incurred for the month compared to budget, together with a narrative explanation of significant variances,

(ii) the cumulative amount actual Project Costs incurred compared to the cumulative budgeted costs, together with a narrative explanation of significant variances, and

(iii) a forecast of the estimated total Project Costs at completion compared to the original construction budget, together with a narrative explanation of significant variances.

              7.6        Certain Rights, Duties and Obligations of the Members.

                 (a)        Except as otherwise specifically contemplated by this Agreement, none of the Class A-1 Members as Class A-1 Members in the Company, the Class B Members as Class B Members in the Company nor the Class C Members as Class C Members in the Company shall participate in the control, management, direction or operation of the business, activities or affairs of the Company, and none of the Class A-1 Members, the Class B Members nor the Class C Members shall have any power to act for or to bind the Company.

                 (b)        The Manager shall have such duties and responsibilities and shall take all action which may be necessary or appropriate on its part

(i) for the continuation of the Company as a limited liability company under the laws of the State of Delaware,

(ii) as are required under applicable law, and

(iii) for the development, maintenance, preservation and operation of the business of the Company as described in Section 2.6 hereof,

in each instance subject to the provisions of this Agreement and applicable laws and regulations.

                 (c)        The Manager shall take (and the Members agree to cooperate with the Manager and approve the Manager’s taking on their behalf) all action which is reasonably necessary

(i) to qualify the Company to conduct the business as described in Section 2.6 hereof and to continue to effect such formation or qualification, and

(ii) in order to protect the limited liability of the Members under the laws of any jurisdiction in which the Company is doing business.

                 (d)        (i) The Manager shall comply with the requirements of the 1935 Act such that no action or inaction by the Manager shall subject any of the Members (other than the Class A Members) to regulation as a “holding company,” a “public-utility holding company,” a “subsidiary company,” an “affiliate,” or an “affiliate” or a “subsidiary company” of a “public-utility company” or a “holding company” under the 1935 Act.

             (ii)     At the request of the Majority Class C Members or the Majority Class B Members (which request shall also authorize an amendment to the Annual Budget to provide for the expenditure by the Manager of the funds required to implement such request), the Manager shall take such reasonable actions as may be directed by the Majority Class C Members or the Majority Class B Members, as applicable (including modifications to the provisions of this Article VII from time to time), to the extent necessary, so as to preclude the Class C Members or the Majority Class B Members, as applicable, from being deemed to be a “holding company” or an “affiliate” of a “public-utility company” or a “holding company” under the 1935 Act; provided, however, that in no event shall any such action or adjustment adversely affect the rights of any Member hereunder without the consent of such Member.

                 (e)        Any Member of Neptune having approval rights over actions, or omissions to act, of the Company pursuant to Sections 7.2, 7.3, 7.4, 7.5 or any other provision of this Agreement may grant or withhold approval of any of the matters set forth in such provisions in its sole discretion and in granting or withholding such approvals, such Member (i) shall not be acting in a fiduciary capacity with respect to any other Member or the Company, (ii) shall not be required to take into account the interests of any other Member or the Company in granting or withholding such approval and (iii) no Member or the Company shall be liable to any other Member or to the Company as a result of its exercise of approval rights or its decision to withhold any approval pursuant to any of such provisions.

                 (f)        The Majority Class C Members shall have the right, exercised or not exercised in their sole discretion (i) to enforce the Management Services Agreement (and any successor management services agreement), to exercise any termination rights in respect thereof and to cure material breaches or defaults by the Company thereunder, in each case in the name and on behalf of the Company and (ii) to make, give or withhold any determinations, consents or approvals to be made by the Company thereunder. Notwithstanding any provision of this Agreement to the contrary, no Class C Member (x) shall be acting in a fiduciary capacity with respect to any other Member, (y) shall be required to take into account the interests of any other Member, or (z) shall be liable to any other Member, in each case in connection with or as a result of any action taken or omitted to be taken by any Class C Member pursuant to or in connection with this Section 7.6(f).

              7.7         Conflicts of Interest. Subject to Section 7.2, Section 7.3, and Section 7.4 hereof, any Member may engage in or possess an interest in any other business ventures of any nature of description, independently or with others, whether presently existing or hereafter created, and neither the Company nor the other Members shall have any rights in or to such independent ventures or the income or profits derived therefrom.

              7.8         Meetings of Members. Meetings of the Members may be called by the Manager at any time and for any purpose, and shall be called by the Manager upon receipt of a request in writing signed by the Majority Class C Members. Such a meeting shall be held not less than ten (10) nor more than sixty (60) days after such writing, at such place and time as are designated by the Manager in the notice.

              7.9         Liability of Manager.

                 (a)        The Manager may rely upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

                 (b)        The Manager may consult with and employ Outside Advisers selected by it (who may serve as such for, and be employed by, the Company or any Affiliate of the

Manager), and may rely on any advice of such Person as to matters which the Manager reasonably believes in good faith to be within their professional or expert competence.

                 (c)        The Manager may exercise any of the powers hereunder or perform any duties hereunder either directly or by or through vendors or Outside Advisers, excluding any Affiliate of the Manager. The Manager will be responsible for the actions of its officers, members, directors and employees, but will have no liability for the negligence or other acts of its vendors or Outside Advisers selected with due care (except to the extent that such Person takes or omits to take an action on behalf of the Manager or the Company in accordance with the express instructions of the Manager (other than Qualified Instructions)).

              7.10         Removal or Withdrawal of the Manager.

                 (a)        In the event that (i) the Manager or Executive shall Transfer any Class A Member Interest or Class A-1 Member Interest in contravention of Section 10.1(a) or (b), (ii)(A) the Manager shall fail to perform or otherwise be in breach of any of its other material obligations under this Agreement or (B) the Manager has made a Controllable Management Decision that has resulted in a Material Earnings Failure (an “Earnings Event”) and shall not have cured such failure or breach within thirty (30) days (or such other period as is otherwise provided for in this Agreement) following receipt of notice of such failure or breach from the Majority Class C Members, or (iii) the Company shall have the right to terminate the Management Services Agreement pursuant to Section 8.2(b) or (c) thereof, then the Majority Class C Members may by written notice to the Manager remove the Manager, such removal to be effective five (5) Business Days after receipt by the Manager of such notice; provided that (other than in respect of any failure or breach for which a cure period is otherwise provided for in this Agreement) in the event that such failure or breach is not susceptible of cure within such thirty (30) day period but is susceptible of cure within a ninety (90) day period commencing on receipt of notice of such failure or breach, the cure period shall be extended for up to an additional sixty (60) days, provided that the Manager diligently pursues such cure. In the event that the Majority Class C Members shall have the right to remove the Manager as a result of an Earnings Event, then the Majority Class C Members must exercise such removal right not later than one hundred twenty (120) days after such right first arises and if they shall fail to do so, then such removal right shall expire (but without prejudice to removal rights that may arise thereafter as a result of subsequent Earnings Events).

                 (b)        In the event that the Manager shall have the right to terminate the Management Services Agreement pursuant to Section 8.2(b) thereof, then the Manager may by written notice to the Majority Class C Members withdraw as the Manager hereunder, such withdrawal to be effective five (5) Business Days after receipt by the Majority Class C Members of such notice.

                 (c)        In the event that the Manager shall be removed as provided in Section 7.10(a) or the Manager shall withdraw as provided in Section 7.10(b), (i) the Manager shall promptly, and in no event more than five (5) Business Days after such removal becomes effective, deliver to a Person designated by the Majority Class C Members all books, records, contracts and correspondence of or relating to the Company, (ii) without any further action of any Person, there shall be forfeited to the Company such portions, if any, of the First Newco Class A Member Interest, the Second Newco Class A Member Interest and the Special Distribution that are provided for in Section 7.10(d), or such portions, if any, of the First Newco Class A Member Interest, the Second Newco Class A Member Interest and the Special Distribution that are provided for in Section 7.10(d) shall vest on an accelerated basis, as applicable, and (iii) the Manager’s remaining First Newco Class A Member Interest and Second Newco Class A Member Interest, if any, shall become Class A-1 Member Interests. In the event that the Manager shall be removed as provided in Section 7.10(a) or shall withdraw as provided in Section 7.10(b) or shall otherwise cease to be the Manager hereunder, the Majority Class C Members may, subject to the applicable requirements of the 1935 Act, designate a successor Manager and cause the Company to issue to such successor Manager all or any portion of the First Newco Class A Member Interest, Second Newco Class A Member Interest and the Special Distribution, if any, forfeited to the Company pursuant to Section 7.10(d) and to enter into a management services agreement with such successor Manager on commercially reasonable terms.

                 (d)        In connection with the removal of the Manager as provided in Section 7.10(a) or the withdrawal of the Manager as provided in Section 7.10(b) in each case occurring prior to the [  *  ] anniversary of the Commercial Operation Date, the following forfeitures or accelerations of vesting, as applicable, of Class A Member Interests held by Manager and the Special Distribution shall occur on the date of such removal or withdrawal, as applicable, without the further action of any Person. The provisions of this Section 7.10(d) shall be of no further force and effect from and after the [  *  ] anniversary of the Commercial Operation Date.

(i) In the event the Manager is removed as a result of the death or Disability of Executive, the forfeitures and accelerations of vesting described in Section 5.5 shall occur;

             (ii)     In the event the Manager is removed as a result of an Executive Event, an Earnings Event or the Bankruptcy of Manager, Manager shall forfeit [  *  ] of each of the unvested First Newco Class A Member Interest, the unvested Second Newco Class A Member Interest and the unvested Special Distribution;

(iii) In the event the Manager is removed as a result of any event or circumstance other than those described in clause (i) or (ii) above, Manager shall forfeit (x) [  *  ] of each of the unvested First Newco Class A Member Interest, the unvested Second Newco Class A Member Interest and the unvested Special Distribution, and (y) [  *  ] of the vested Second Newco Class A Member Interest, and (z) [  *  ] of the vested Special Distribution;

             (iv)     In the event the Manager is removed as a result of an Executive Breach Event, then in addition to the forfeiture described in clause (iii) above Manager shall forfeit [  *  ] of the vested First Newco Class A Member Interest and [  *  ] of the vested Special Distribution;

             (v)     In the event that the Manager is removed as a result of an Executive Moral Turpitude Event, then in addition to the forfeiture described in clause (iii) above Manager shall forfeit [  *  ] of the vested First Newco Class A Member Interest and [  *  ] of each of the vested Second Newco Class A Member Interest and the vested Special Distribution not forfeited pursuant to clause (iii) above; a

             (vi)     In the event that the Manager withdraws as provided in Section 7.10(b), [  *  ] of each of the unvested First Newco Class A Member Interest, the unvested Second Newco Class A Member Interest, and the unvested Special Distribution shall vest.

For the avoidance of doubt, (x) following any such removal or withdrawal Manager shall retain, as a Class A-1 Member Interest, any vested First Newco Class A Member Interest, vested Second Newco Class A Member Interest and vested Special Distribution that is not required to be forfeited under this Section 7.10(d) and (y) any forfeiture under this Section 7.10 shall be effective from and after the date such forfeiture occurs and in no event shall the Manager be required to repay to the Company or any Member any Distribution made to the Manager in respect of any of its Interests or the Special Distribution prior to such date.

              7.11         Exculpation and Indemnification.

                 (a)        No Member (including the Manager, in such capacity) nor any of its Affiliates nor any of their respective current or former Members, members, shareholders (or other Equity Security holders), officers, directors, employees, consultants, agents or representatives (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall be liable, in damages or otherwise, to the Company or to any of the Members for any act or omission performed or omitted by such Indemnified Party in connection with the conduct of affairs of the Company or otherwise incurred in connection with the Company or this Agreement or the matters contemplated herein; provided, that no indemnification shall be granted to any Indemnified Party, that is not an individual, for

(i) any act or omission of such Indemnified Party or any Related Indemnitee resulting from such Person’s own fraud, criminal or willful misconduct, gross negligence or bad faith,

(ii) any breach by such Indemnified Party or any Related Indemnitee of any of the terms and provisions of this Agreement, or

(iii) any breach by an Indemnified Party or any Related Indemnitee of any contract with the Company;

and provided further, that no indemnification shall be granted to any Indemnified Party that is an individual for any act or omission of such Indemnified Party or any Related Indemnitee resulting from such individual’s own fraud or criminal or willful misconduct.

                 (b)        The Company shall indemnify, defend and hold harmless, to the fullest extent permitted by law, the Indemnified Parties, from and against any loss, damage, expense, claim or liability of any kind or nature whatsoever that such Indemnified Party may at any time become subject to or liable for any reason arising out of this Agreement or in connection with the conduct of the affairs of the Company; provided, that no Indemnified Party that is not an individual shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from

(i) any act or omission of such Indemnified Party or any Related Indemnitee resulting from such Person’s own fraud, criminal or willful misconduct, gross negligence or bad faith,

(ii) any breach by such Indemnified Party or any Related Indemnitee of any of the terms and provisions of this Agreement, or

(iii) any breach by an Indemnified Party or any Related Indemnitee of any contract with the Company;

and provided further, that no indemnification shall be granted to any Indemnified Party that is an individual for any act or omission of such Indemnified Party or any Related Indemnitee resulting from such individual’s own fraud or criminal or willful misconduct.

                 (c)        Expenses (including reasonable legal fees) incurred by an Indemnified Party in defense or settlement of any claim or liability that may be subject to a right of indemnification hereunder shall be reimbursed by the Company upon the final disposition of any such proceeding and, thereafter, upon receipt of a written request from such Indemnified Party requesting reimbursement of such amount, if it has been determined by a court of competent jurisdiction that the Indemnified Party is entitled to be indemnified hereunder.

                 (d)        The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Party’s successors, assigns and legal representatives.

                 (e)        If the Company, the Manager, any Member or any Affiliate of a Member or the Company is required by law to make any payment on behalf of a Member (including without limitation federal or foreign withholding taxes), then the Company (if permitted to without incurring any penalties) shall notify such Member of such obligation and such Member shall have the opportunity to make such payment on its own behalf. If such Member fails, or is not otherwise able, to make such payment on its own behalf and the Company, Member or such Affiliate makes any such payment on behalf of the Member, such Member shall reimburse, indemnify and hold harmless the Company, the Manager, the other Members, each such Affiliate and each of their respective officers, directors, employees, stockholders, members and agents (each of which shall be a third-party beneficiary of this Agreement solely for purposes of this Section 7.11(e)) for the entire amount of such payment (including interest and penalties thereon and expenses related thereto). Distributions or payments to which a Member is otherwise entitled to pursuant to Article V or Article XI hereof may be offset against such Member’s obligation to reimburse and indemnify a party pursuant to this Section 7.11(e). A Member’s obligation under this Section 7.11(e) shall bear interest commencing with the date such obligation arises, at an annual rate equal to the lesser of the maximum amount permitted by law and the per annum rate of interest reported on the date such obligation arises by The Wall Street Journal as the six (6) month London Interbank Offered Rate plus five-hundred (500) basis points.

                 (f)        The Company and the Manager shall maintain insurance in customary amounts and against customary risks as reasonably determined from time to time by the Manager.

                 (g)        The indemnities provided hereunder shall survive termination of the Company and this Agreement. The provisions of this Section 7.11 for the indemnification of Persons other than Members may be relied upon by such Persons and may be enforced as if such Persons were parties hereto and, to this extent, the Manager shall be deemed to hold the benefit of such indemnity on behalf of each Indemnified Party and shall use its reasonable endeavors to assist such Person in bringing proceedings in respect of a claim under this Section 7.11.

                 (h)        Neither the Manager nor any Member shall be liable to the Company or to another Member for any consequential or punitive damages.

                 (i)        Notwithstanding the foregoing, no Affiliate of a Member (including of the Manager, in such capacity) nor any of the respective current or former members, shareholders (or other Equity Security holders), officers, directors or employees of a Member or of an Affiliate of a Member shall be personally liable for any payments due from a Member hereunder or any obligations to be performed by a Member hereunder, except as expressly provided herein or in any other agreement to which such Person is a party. The sole recourse of the Company or other Members for any payments due from a Member hereunder or any obligations to be performed by a Member hereunder shall be against such Member and its assets and not against any other Person; provided, however, that (x) nothing in this Section 7.11(i) shall limit or otherwise prejudice in any way the right of the Company or other Members to proceed against any Person with respect to the enforcement of such Person’s obligations under any agreement to which it is a party, and (y) recourse against a Person for such Person’s own fraud or criminal or willful misconduct shall not be limited by this Section 7.11(i).

ARTICLE VIII

COMPENSATION

              8.1         Compensation. The following costs and expenses of the Manager shall be promptly paid or reimbursed by the Company:

                 (a)        Without duplication of any amounts paid to the Manager pursuant to the Management Services Agreement (or any successor management services agreement) entered into as contemplated in Section 7.10(c), all reasonable costs associated with the creation and start-up of the Manager, including without limitation (i) legal costs associated with negotiation and execution of this Agreement and any other agreements between the Manager and the other Members and/or the Company and (ii) legal costs associated with all initial and future SEC and other regulatory filings required to be made by the Manager under the 1935 Act or otherwise under applicable law so that it may enter into and perform its obligations under this Agreement, any management services agreement and any other agreement relating to the Project between the Manager and the other Members and/or the Company.

                 (b)        All fees, costs, expenses and other amounts payable by the Company pursuant to the Management Services Agreement or any successor management services agreement entered into as contemplated by Section 7.10(c).

              8.2         Costs. Without duplication of any amounts paid to the Manager pursuant to the Management Services Agreement or any successor management services agreement, the Company shall promptly pay or cause to be paid the reasonable costs and expenses relating to the organizing of the Company and in conducting and pursuing, or otherwise related to, the business of the Company, including the costs and expenses in respect of accounting or auditing compliance, tax compliance, filings and registration fees with respect to the Company and the costs and expenses of Outside Advisers retained on behalf of the Company, in each case to the extent that such reasonable costs and expenses described in the preceding sentence are reasonably incurred by the Manager on behalf of the Company and are provided for in the Annual Budget. Neither the Manager nor any Affiliate of the Manager shall be entitled to receive any fees from the Company or from the Manager as a result of a transaction with or involving the Company or the Manager other than the fees to be paid pursuant to this Article VIII and the Management Services Agreement. No amount paid pursuant to this Article XIII shall be deemed to be a Distribution for purposes of this Agreement.

ARTICLE IX

ACCOUNTS AND TAX MATTERS

              9.1        Books and Records. The Manager shall maintain complete, true and accurate books of account and records, reflecting all operations of the Company and its Subsidiaries, at the Company’s principal office, including a list of the names and addresses of all Members. Each Member shall have the right to inspect the Company’s and its Subsidiaries’ books and records (including the list of the names and addresses of Members) and all financial and other information of the Company and its Subsidiaries. Each of the Members shall have the right to examine, audit and make copies independently of the books and records and all financial and other information of the Company and its Subsidiaries, any such audit being at the sole cost and expense of the Member conducting such audit.

              9.2         Reports, Returns and Audits.

                 (a)        The books of account shall be closed promptly after the end of each Fiscal Year. The books and records of the Company and its Subsidiaries shall be audited on a consolidated basis as of the end of each Fiscal Year by the Auditor. Within ninety days (90) days after the end of each Fiscal Year, the Manager shall make a written report to each Person who was a Member at any time during such Fiscal Year which shall include financial statements composed of an audited balance sheet, income statement, statement of cash flows and statement of changes in Members’ Capital Accounts for the Fiscal Year then ended, which financial statements shall be prepared in accordance with GAAP, together with an audit opinion from the Auditor.

                 (b)        The Manager shall also furnish the Members, within twenty (20) days after the end of each calendar month that begins after the Commercial Operation Date, a balance sheet and income and cash flow statements with respect to the Company and its Subsidiaries for the current month and year-to-date setting forth the actual results for the periods presented together with a comparison to the respective amounts in the Annual Budget, prepared in accordance with GAAP, including monthly accruals for financial reporting purposes of the Distributions to be made to any of the Members pursuant to Article V hereof, together with a report of the Manager regarding the state of the Company’s and its Subsidiaries’ business and activities, including a report regarding any variances between actual results and the Annual Budget.

                 (c)        Within twenty (20) days after the end of each month beginning after the Commercial Operation Date, the Manager shall furnish an operating report containing a description of the business operations for the Project, including revenue reports, maintenance, environmental and safety matters and such other information that is typically reported for similar facilities.

                 (d)        The Manager shall prepare or cause to be prepared all federal, state and local tax returns of the Company (the “Returns”) for each year or other period for which such Returns are required to be filed. The Manager shall cause the Company to timely file all such Returns (taking into account valid extensions for the filing thereof). To the extent permitted by Law, for purposes of preparing the Returns, the Company shall use the Fiscal Year. Subject to applicable Law and to the terms and provisions of this Agreement, the Manager shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such Returns. The Manager may make any elections under the Code and/or applicable state or local tax laws as the Manager considers appropriate, subject to Section 7.3(j) hereof. Notwithstanding the foregoing, the Manager shall make the election provided for in Section 754 of the Code, only if requested to do so by any of the Class C Members.

                 (e)        Within one hundred twenty (120) days after the end of each Fiscal Year, each Person who was a Member at any time during the previous Fiscal Year shall be provided with an information letter (containing such Member’s Form K-1 or comparable information) with respect to its distributive share of income, gains, deductions, losses and credits for income tax reporting purposes for such Fiscal Year, together with any other information concerning the Company necessary for the preparation of a Member’s income tax return(s), and the Company shall provide each Member with an estimate of the information to be set forth in such information letter by no later than ninety (90) days after the end of the Fiscal Year. With the sole exception of mathematical errors in computation, the financial statements and the information contained in such information letter shall be deemed conclusive and binding upon such Member unless written objection shall be lodged with the Manager within ninety (90) days after the giving of such information letter to such Member.

                 (f)        The Manager shall be the party designated to receive all notices from the Internal Revenue Service which pertain to the tax affairs of the Company. The Manager shall be the “tax matters partner”, as such term is defined in Section 6231(a)(7) of the Code. The “tax matters partner” shall be authorized to incur reasonable expenses in the performance of its duties pursuant to this Section 9.2(f). The Company shall bear the cost of such expenses. The Manager shall make an election under Section 6231(a)(1)(B)(ii) of the Code with the Company’s first federal income tax return to be filed to have Sections 6221-6234 of the Code apply to the Company, subject to Section 7.3(j) hereof.

                 (g)        The Company shall provide each of the Members with copies of

(i) all material reports delivered to the Company by Newco under any operations and maintenance and credit agreements, and

(ii) all material information related to any pending or threatened litigation, insurance or required permits.

                 (h)        No election shall be made by the Company or any Member to treat the Company as a corporation for federal tax purposes. Without limiting the foregoing, except pursuant to an election approved by the Unanimous Class C Members pursuant to Section 7.3(e) hereof, no Member shall take any action to cause the Company to be treated other than as a partnership and a pass-through entity for purposes of applicable tax Laws.

                 (i)        The Manager shall have the following grace periods for delivery of reports or returns under the applicable sections above: Section 9.2(a) – fifteen (15) days; Sections 9.2(a) and (b) – ten (10) days; and Section 9.2(e) – thirty (30) days.

ARTICLE X

TRANSFERS, REGISTRATION RIGHTS
AND OTHER PURCHASE AND SALE RIGHTS

              10.1         Transfer Restrictions. The following transfer restrictions will apply to transfers of Interests in the Company; provided, that no such restrictions shall apply to any transfer pursuant to any pledge agreement entered into in connection with the Credit Facilities (a “Membership Pledge Agreement”):

                 (a)        For so long as Newco is the Manager, (i) Newco shall not Transfer any of its Class A Member Interest except for any pledge of the Class A Member Interest required pursuant to the terms of the Credit Facilities, and (ii) except as provided in Section 10.1(b), Executive shall be the sole Member and legal and beneficial owner of Newco and Newco shall at all times remain controlled directly or indirectly by Executive or, in the event of his death or Disability, by a Person approved in writing by the Super-Majority Class C Members (such approval not to be reasonably withheld) as provided in this Section 10.1(a). In the event Newco is not the Manager, prior to the Commercial Operation Date, Newco shall not Transfer any Class A-1 Member Interest without the prior approval of all Members, which approval shall not be unreasonably withheld except that Newco may freely Transfer its Class A-1 Member Interest to another Member or a Member Affiliate of any Member.

                 (b)        Executive will be entitled to own and receive the economic benefits of his interests in Newco individually or through affiliates or assignees utilized for family tax planning purposes, in each case as approved in writing by the Super-Majority Class C Members (such approval not to be unreasonably withheld), but, except as provided in the next sentence, for so long as Newco is the Manager, Executive shall at all times control (as defined in the definition of Affiliate) Newco and shall not otherwise be permitted to, directly or indirectly, Transfer any of his interests in Newco. In the event of Executive’s death or Disability, Executive (or, in the event of his death, the executor or administrator of his estate or, in the event of his Disability, any other Person authorized to act on Executive’s behalf) may assign or transfer, directly or indirectly, any of his interests in Newco to any Person, subject to the prior written approval of the Super-Majority Class C Members (such approval not to be unreasonably withheld).

                 (c)        Prior to the Commercial Operation Date, no Transfers of any Class B Member Interests or Class C Member Interests will be permitted without the prior approval of all Members, which approval shall not be unreasonably withheld, except that any Class B Member or Class C Member may freely Transfer its Class B Member Interests or Class C Member Interests, as applicable, to (x) a Member Affiliate, (y) another Member or a Member Affiliate of any Member or (z) its members, and except for any pledge of the Class B Member Interests and Class C Member Interests required pursuant to the terms of the Credit Facilities. Nothing shall restrict, at any time, the direct or indirect Transfer of interests in EIFN or Starwood, respectively, or in their constituent entities, so long as (i), following any transfers or assignments with respect to EIFN, EIFN shall remain controlled by or under common control with Energy Investors Funds Group, LLC (the “EIFN Control Requirement”) and following any such Transfers with respect to Starwood, Starwood shall remain controlled by or under common control with Starwood Capital Group Global, LLC (the “Starwood Control Requirement”) and (ii) such Transfer would not subject the Company, any Member or the Project to any additional material regulatory requirements, including but not limited to regulation of any Class B Member or Class C Member as a

“holding company,” a “public-utility company,” a “subsidiary company,” an “affiliate” or an “affiliate” or a “subsidiary company” of a “public-utility company” or a “holding company” under the 1935 Act. The holding of approval rights over decisions of EIFN or Starwood, respectively, by any Persons holding direct or indirect interests in EIFN or Starwood, respectively, shall not violate the EIFN Control Requirement, in the case of EIF, or the Starwood Control Requirement, in the case of Starwood.

                 (d)        Following the Commercial Operation Date, Transfers (direct or indirect) of Class A-1 Member Interests, Class B Member Interests and Class C Member Interests will be permitted without the prior approval of any Member.

                 (e)        No Transfers will be permitted at any time if such Transfer would subject the Company, any of the Members or the Project to any additional material regulatory requirements, including but not limited to regulation of any Class B Member or Class C Member as a holding company under the 1935 Act.

                 (f)        Each Member hereby agrees that it will not Transfer any Interest unless such Transfer complies with the provisions hereof and either

(i) such Transfer is made pursuant to an effective registration statement under the Securities Act and has been registered under all applicable state securities or “blue sky” laws, or

(ii) no registration is required because of the availability of an exemption from registration under the Securities Act and all applicable state securities or “blue sky” laws.

                 (g)        No Transfers will be permitted if such Transfer would result in the imposition of a transfer tax on any other Member, or result in a termination of the Company pursuant to the provisions of Code Section 708(b) (or any other comparable provision of state, local, foreign tax law), unless such transfer tax or other consequences of such tax termination are indemnified against by the transferring Member or its transferee in a manner reasonably acceptable to each non-transferring Member; provided that the Members shall cooperate in good faith at the request of the transferor Member, to structure such Transfer in a manner that does not give rise to any such transfer tax or tax termination.

                 (h)        In the event of a direct or indirect Transfer of a direct or indirect interest in a Member which results in the imposition of a transfer tax or a termination of the Company as described in Section 10.1(g), such Member shall indemnify the other Member as described in Section 10.1(g), provided that prior to any such Transfer, the Members shall cooperate in good faith at the request of the transferor Member, to structure such Transfer in a manner that does not give rise to any such transfer tax or tax termination.

                 (i)        All Profits and Losses of the Company attributable to any Interest acquired by reason of any Transfer of such Interest and any Distributions made with respect thereto shall be allocated between the Transferor and the Transferee in accordance with Section 706 of the Code and the Treasury Regulations promulgated thereunder. All Distributions on or before the date of such Transfer shall be made to Transferor, and all Distributions thereafter shall be made to the Transferee. The effective date of any Transfer permitted under this Agreement shall be the close of business on the day the Company is notified of the Transfer.

              10.2         Bankruptcy; Liquidation; Dissolution of a Member. The Bankruptcy, dissolution or liquidation of a Member shall not cause (in and of itself) a dissolution of the Company, but the rights of such Member to share in the Profits and Losses of the Company, to receive Distributions and to Transfer its Interest pursuant to this Article X, on the happening of such an event, shall devolve to its beneficiary or other successor, executor, administrator or other legal representative for the purpose of settling its estate or administering its property, and the Company shall continue as a limited liability company. Such successor or representative, however, shall become a substituted Member only upon compliance with the requirements of Section 10.1 hereof with respect to a Transferee of an Interest. The estate of a Member in Bankruptcy shall be liable for all the obligations of the Member hereunder.

              10.3         Satisfactory Written Assignment Required. Anything herein to the contrary notwithstanding, both the Company and the Manager shall be entitled to treat the Transferor of an Interest as the absolute owner thereof in all respects, and shall incur no liability for Distributions made in good faith to it, until such time as a written assignment or other evidence of the consummation of a Transfer that conforms to the requirements of this Article 10 hereof and is reasonably satisfactory to the Manager has been received by and recorded on the books of the Company, at which time the Transfer shall become effective for purposes of this Agreement.

              10.4         Transferee’s Rights. Any purported Transfer of an Interest which is not in compliance with this Agreement is hereby declared to be null and void and of no force and effect whatsoever. A permitted Transferee of any Interest pursuant to Section 10.1 or Section 10.2 hereof shall be entitled to receive Distributions from the Company and to receive allocations of the income, gains, credits, deductions, Profits and Losses of the Company attributable to such Interest after the effective date of the Transfer but shall not become a Member unless and until admitted pursuant to this Article 10.

              10.5         Transferees Admitted as Members. The Transferee of any Interest shall be admitted as a Member only upon the satisfaction of the following conditions.

                 (a)        A duly executed and acknowledged written instrument of Transfer approved by the Majority Class C Members and either a copy of this Agreement duly executed by the Transferee or an instrument of assumption in form and substance reasonably satisfactory to the Manager (or to the Majority Class C Members in the case of a Transfer by any Class A Member) setting forth the Transferee’s agreement to be bound by the provisions of this Agreement shall have been delivered to the Company.

                 (b)        The Transferee shall have paid any fees and reimbursed the Company for any expenses paid by the Company in connection with the Transfer and admission.

              10.6         Additional Restriction on Transfer. Notwithstanding any other provision of this Agreement, no Member shall Transfer any interest in the Company if such Transfer would cause the Company to be classified as a “publicly traded company” as that term is defined in Section 7704 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE XI

DISSOLUTION

             11.1         Events of Dissolution. (a) The Company shall continue until the earliest to occur of the following events, which shall cause an immediate dissolution and winding up of the affairs of the Company:

(i) upon the entry of a decree of judicial dissolution;

(ii) upon written consent of all of the Members;

             (iii)     at any time there are no Members; provided, that the Company is not dissolved and is not required to wind up if, within ninety (90) days after the occurrence of the event that terminated the continued membership of the last remaining Member, the personal representative (as defined in the Act) of the last remaining Member agrees in writing to continue the Company and to the admission of the personal representative of such Member or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member; and

             (iv)     the occurrence of another event requiring dissolution of a limited liability company under the Act, subject, to the extent permitted by applicable Law, to the prior written consent of the Unanimous Class C Members.

                 (b)        The removal, withdrawal, resignation or expulsion of a Member or the occurrence of any other event which terminated the Member’s continued membership in the Company shall not result in the dissolution of the Company.

                 (c)        To the extent permitted by applicable Law, no Member shall seek a decree of judicial dissolution pursuant to the Act or otherwise without the prior written consent of the Unanimous Class C Members.

             11.2       Winding Up, Liquidation and Distribution of Assets.

                 (a)        Upon dissolution, an accounting shall be made by the Auditor of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Manager or such Person as shall be designated by the Majority Class C Members shall immediately proceed to wind up the affairs of the Company. The Persons responsible for administering the winding up and liquidation of the Company shall be known as the “Liquidating Member(s).”

                 (b)        If the Company is dissolved and its affairs are to be wound up, the Liquidating Member(s) shall

(i) sell or otherwise liquidate all of the Company assets as promptly as practicable,

(ii) allocate any Profit or Loss resulting from such sales to the Members’ Capital Accounts in accordance with Article VI hereof,

(iii) discharge all liabilities of the Company, including all costs relating to the dissolution, winding up, and liquidation and distribution of assets,

             (iv)     establish such reserves as the Liquidating Member(s) determine to be necessary to provide for liabilities of the Company (for the purpose of determining the Capital Accounts of the Members, the amounts of such reserves shall be deemed to be an expense of the Company),

(v) discharge any liabilities of the Company to the Members other than on account of their interests in Company capital or profits, and

(vi) distribute the remaining assets to the Members in accordance with their respective Allocation Percentages.

                 (c)        Upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all Capital Contributions, Distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the Member’s Capital Account and such deficit shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

                 (d)        Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

                 (e)        The Liquidating Member(s) shall comply with any applicable requirements of Delaware law pertaining to the distribution of the Company’s assets. The distribution of cash and/or property to the Members in accordance with the provisions of this Section 11.2 shall constitute a complete return to the Members of their Capital Contributions and a complete Distribution to the Members of their respective Interests in the Company.

              11.3         Cancellation of Certificate. Upon the completion of the distribution of Company assets as provided in Section 11.2 hereof, the Company shall be terminated and the Liquidating Member(s) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and shall take such other actions as may be necessary or appropriate to terminate the Company.

              11.4         Liability for Return of Capital Account. Except as otherwise provided in this Agreement or the Capital Contribution Agreement, each Member, by its acceptance of this Agreement, agrees that liability for the return of its Capital Account, if any, is limited to the Company’s assets, and in the event of an insufficiency of assets to return the amount of its Capital Account, hereby waives any and all claims whatsoever, including any claim for additional contributions by another Member, which Member might otherwise have against another Member or with respect to its assets (in each case in the absence of fraud or criminal or malicious misconduct). Each Member shall look solely to the assets of the Company for all Distributions with respect to its Capital Account, and shall have no recourse therefor (upon dissolution or otherwise) against the Manager or any other Member except as aforesaid.

ARTICLE XII

AMENDMENTS

              12.1         Amendments. Subject to the provisions of the Credit Facilities, this Agreement may be amended by an instrument in writing signed by the Manager, the Majority Class B Members, the Majority Class A Members and the Majority Class C Members; provided, however, that no change shall be made to Section 2.6, Section 2.7,

Article IV, Article V, Article VI, Section 7.2, Section 7.3, Section 7.3A, Section 7.4, Section 7.10(g), Section 7.10(h) or Article 11 hereof or this Section 12.1 without the consent of each Member affected thereby and no such amendment that requires the approval of the Unanimous Class C Members pursuant to Section 7.3 hereof or the Super-Majority Class C Members pursuant to Section 7.3A hereof shall be effective unless the amending instrument is signed by the Unanimous Class C Members or the Super-Majority Class C Members, as applicable, and no such amendment that requires the approval of the Majority Class B Members pursuant to Section 7.4 hereof shall be effective unless the amending instrument is signed by the Majority Class B Members.

ARTICLE XII

NOTICES

              13.1        Method of Notice. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or transmitted by telecopier, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, on the date shown on the receipt therefor, addressed to the Members at their respective addresses set forth on Schedule I (except that any Member may from time to time give notice changing its address for that purpose).

              13.2        Computation of Time. In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

ARTICLE XIV

INVESTMENT REPRESENTATIONS

              14.1         Investment Purpose. Each Member represents and warrants to the Company and to each other Member that it has acquired its Interest for its own account, for investment only and not with a view to the distribution thereof, except to the extent provided in or contemplated by this Agreement.

              14.2        Investment Restriction. Each Member recognizes that:

                 (a)        the Interests have not been registered under the Securities Act, in reliance upon an exemption from such registration, and agrees that it will not sell, offer for sale or otherwise Transfer, its Interest

             (i)     in the absence of an effective registration statement covering such Interests under the Securities Act, unless such sale, offer of sale or Transfer is exempt from registration for any proposed sale, and

(ii) except in compliance with all applicable provisions of this Agreement, and

                 (b)        the restrictions on Transfer imposed by this Agreement may severely affect the liquidity of an investment in its Interests.

              14.3         Investment Knowledge. Each Member represents and warrants that its knowledge and experience in financial and business matters are such that it is capable of evaluating, and has evaluated, the risks of making the Capital Contributions hereby contemplated. Each Member acknowledges that none of the Member Interests are registered under the Securities Act or registered or qualified for sale under any state securities laws and cannot be resold without registration thereunder or exemption therefrom. Each Member (or its direct or indirect owners) is an “accredited investor”, as such term is defined by Rule 501(a) in Regulation D of the Securities Act, and will acquire its Member Interest for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, any applicable state blue sky laws or any other applicable securities laws.

ARTICLE XV

GENERAL PROVISIONS

              15.1         Entire Agreement. This Agreement, together with the Capital Contribution Agreement, the Certificate, the Management Services Agreement and the exhibits and schedules hereto and thereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreement or understandings among the parties, oral and written, hereto with respect to the subject matter hereof. In the event any conflict arises between the terms and conditions of this Agreement and the terms and conditions of the Certificate, the terms and conditions of this Agreement shall govern.

              15.2         Waiver. Waiver of any term or condition contained in this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other terms or condition contained herein. Rights hereunder may not be waived except by an instrument in writing signed by the Manager and, if required by this Agreement, the Members.

              15.3         Governing Law.

             This Agreement shall be construed in accordance with and governed by the Act and the other laws of the State of Delaware.

              15.4         Binding Effect. Except as provided otherwise herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

             15.5         Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent f such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

              15.6         Headings. The Article, Section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

              15.7         No Third-Party Rights. It is not the intention of the parties or any of their respective Affiliates that this Agreement shall create, nor shall this Agreement be deemed to create, any fiduciary duties or obligations between them, and each party hereto waives any such duties or obligations to the maximum extent permitted by the Act and the other laws of the State of Delaware. Except as set forth in Section 7.11(e) hereof, nothing in this Agreement shall be deemed to create any right in any Person not a party hereto (other than the permitted successors and assigns of a party hereto) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (except as aforesaid).

              15.8         Waiver of Partition. Each Member, by requesting and being granted admission to the Company, is deemed to waive until termination of the Company any and all rights that it may have to maintain an action for partition of the Company’s assets.

              15.9         Appointment of the Manager as Attorney-in-Fact.

                 (a)        Each Member irrevocably constitutes and appoints the Manager the true and lawful attorney-in-fact of such Member with full power and authority in the name, place and stead of such Member to sign, certify under oath, swear to, acknowledge, deliver, record and file in its or its assignee’s name, place and stead, all instruments, documents and certificates which may from time to time be required by the laws of the United States, the State of Delaware or any other jurisdiction in which the Company may conduct business, or by any political subdivision or agency thereof, to effectuate, implement and continue the valid existence of the Company, including without limitation the power and authority to execute, acknowledge, deliver, swear to, file and record:

             (i)     at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement and the Certificate, including without limitation agreements, certificates and other instruments (including counterparts of this Agreement and the Certificate), and amendments thereof effected in accordance with this Agreement (including any such amendment relating to the admission of each Member, and the making of the Capital Contributions of each such Member to the Company), that the Manager deems reasonably appropriate;

(ii) all instruments to qualify or continue the Company as a limited liability company in each jurisdiction in which the Company may conduct business;

(iii) all instruments which the Manager reasonably deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; and

             (iv)     all documents and conveyances and other instruments which the Manager reasonably deems appropriate to reflect the dissolution and termination of the Company, including without limitation a certificate of cancellation.

                 (b)        The appointment by all Members of the Manager as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Manager to act as contemplated by this Agreement in any filing and other action by them on behalf of the Company, and shall survive, and not be affected by, the subsequent death, disability or incapacity of any Member or by a transfer or assignment of all or any of the interest in the Company of any such Member giving such power, pursuant to Article X hereof; provided, that in the event of the transfer or assignment by a Member of all of the interest in the Company of such Member, the foregoing power of attorney of a transferor or assignor Member shall survive such transfer or assignment only until such time as the transferee or assignee shall have been admitted to the Company as a substituted Member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

                 (c)        The foregoing power of attorney-in-fact may be exercised by the Manager either by signing separately or jointly as attorney-in-fact for each or all of the Members or by a single signature of the Manager acting as attorney-in-fact for all of them.

             15.10         Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and same document.

              15.11         Arbitration.

                 (a)        Any controversy, claim or dispute arising out of, relating to or in connection with this Agreement or the breach, termination or validity thereof (including without limitation any dispute concerning the scope and interpretation of this Section 15.11 (a “Dispute”) that is not resolved shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein. The place of arbitration shall be New York, New York. There shall be three neutral and impartial arbitrators, of whom each party shall appoint within 15 days of the receipt by the respondent of the demand for arbitration The two arbitrators so appointed shall select the chair of the arbitral tribunal within 15 days of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with large commercial cases and an experienced arbitrator, shall have knowledge and experience in the electric power industry that is relevant to the matters in dispute and shall not have an economic interest of any nature in either party or be an employee or independent contractor of either party or any Affiliate or Subsidiary of either party. Once the arbitral tribunal is selected, the arbitration shall promptly commence and the arbitration award shall be rendered, not later than 90 days after such selection. In rendering an award, the arbitral tribunal shall be required to follow the laws of the state of New York. In addition to damages, the arbitral tribunal may award any remedy provided for under applicable law and the terms of this Agreement, including, without limitation, specific performance or other forms of injunctive relief. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The fees and expenses of the arbitrators and the administrative fees of the AAA shall be shared equally by the parties, and the parties shall otherwise bear their own fees and expenses in the arbitration, in each case unless otherwise determined by the arbitral tribunal. Any arbitration proceeding, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et  seq. The award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon the award may be entered in any court having jurisdiction. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The parties hereby submit to the exclusive jurisdiction of the federal and state courts located in New York, New York or in Wilmington, Delaware for the purpose of an order to compel arbitration, for preliminary relief in aid of arbitration or for a preliminary injunction to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrators, and to the non-exclusive jurisdiction of the aforementioned courts for the enforcement of any award issued hereunder, and waive any right to stay or dismiss any such actions or proceedings brought before any such court on the basis of forum non conveniens or improper venue.

                 (b)        The pendency of these dispute resolution procedures shall not in and of themselves relieve any party from its duty to perform under this Agreement. Each party shall continue to perform all of its obligations under this Agreement during the pendency of these dispute resolution procedures, and to the extent any claimed breach or termination of this Agreement or any claimed removal of the Manager or forfeiture of any vested or unvested Class A Member Interest or Special Distribution is disputed in good faith by a party, such breach, termination, removal or forfeiture shall not be effective between the parties unless and until the arbitral tribunal has issued its award with respect to such Dispute, provided, that, if the arbitral tribunal shall find in such award in favor of the Member claiming forfeiture of any vested or unvested Class A Member Interests or Special Distribution, then such forfeiture shall be deemed to have occurred at the time provided therefor under this Agreement (and not upon issuance of the final award); provided, further, that, upon the request of any Class C Member party to a Dispute that may result in a forfeiture of any vested or unvested Class A Member Interests or Special Distribution, the Company shall place any amount constituting Distributions in respect of the portion of the Class A Member Interests or Special Distribution subject to potential forfeiture in escrow with a neutral party mutually agreed to by the parties to the Dispute pending the award of the arbitral tribunal, and upon the issuance of such award any of such escrowed amounts not held to be forfeited shall be paid to the applicable Class A Member and such amounts forfeited shall be paid to the other Members on the basis of the applicable Allocation Percentages (as adjusted to give effect to such forfeiture).

             15.12         Specific Performance. The parties acknowledge and agree that the failure of any Party to perform its obligations in accordance with the terms of this Agreement would result in damage to the other parties that could not be adequately compensated by a monetary award. Without limitation of the remedies of any party, the parties agree that if a party fails to timely perform its obligations under the terms of this Agreement, the other parties may seek an order pursuant to Section 15.11 from an arbitral tribunal requiring specific performance of such covenant.

             IN WITNESS WHEREOF, the parties have executed this Agreement on this ______ day of _______________, 2005.

NEPTUNE REGIONAL TRANSMISSION SYSTEM, LLC
By:

Name: Title:

NEWCO LLC, as a Class A Member and Manager
By:

Name: Title:

ATLANTIC ENERGY PARTNERS LLC, as a Class B Member
By:

Name: Title:

EIF NEPTUNE, LLC, as a Class C Member
By:	United States Power Fund, L.P. as its Sole Member
	By:	EIF US Power, LLC as its General Partner
		By:	Energy Investors Funds Group LLC as its Sole Member
By:

				Name: Title:	Andrew Schroeder Partner

STARWOOD ENERGY INVESTORS LLC, as a Class C Member
By:

Name: Title:

SCHEDULE I
to Amended and Restated Limited Liability Company Operating Agreement

	Percentage Interest	Class of Member Interest	Maximum Capital Contribution Amount	Capital Accounts as of Effective Date
Newco LLC c/o Edward M. Stern Edward M. Stern 932 Mill Hill Road Southport, CT 06890 Tel: Fax:		Class A
EIF Neptune LLC c/o EIF Group 63 Kendrick Street Needham, MA 02494 Tel: Fax:		Class C
Starwood Energy Investors LLC 591 West Putnam Ave. Greenwich, CT 06831 Tel: Fax:		Class C
Atlantic Energy Partners LLC c/o James N. Broder One Canal Plaza, 10th Floor Portland, ME 04101 Tel: Fax:		Class B

SCHEDULE II

CALCULATION OF INTERNAL
             RATE OF RETURN

For the purposes of this Agreement, the internal rate of return thresholds referred to in the definitions of Initial Period, Second Period and Third Period contained in Article I hereof shall be met on the date that the following formula is satisfied:

		CF1		CF2		CFn
0 = CF0	+		+		+ ... +

		(1+IRR)T1		(1+IRR)T2		(1+IRR)Tn

where

“CF”means cash flow as viewed from the perspective of the Class C Members (i.e., payments by such Members being negative, and receipts by such Members being positive, cash flows);

“CF0”means the cash flow on the Effective Date in respect of the Applicable Capital Contributions (as defined below) of the Class C Members;

“CF1", “CF2", etc., means the amount of cash received or paid by the Class C Members, on each date that such Members receive payments or other Distributions or make an Applicable Capital Contributions;

“IRR”means the internal rate of return threshold being tested (i.e., [ * ], [ * ] or [ * ] per annum, as applicable); Confidential Portion Omitted

“T1", “T2", etc. means the period of time, expressed in years (including fractional parts thereof), from the Effective Date to the date the corresponding payments or Distributions are made or received by the Class C Members.

“Applicable Capital Contributions” shall mean all Capital Contributions made by the Class C Members pursuant to the Capital Contribution Agreement, or Section 4.1 hereof, or otherwise.

For avoidance of doubt, (x) notwithstanding that the Class C Members may provide a letter of credit, parent company guarantee or other credit support with respect to their commitment to fund their Capital Contributions, such Capital Contributions shall be deemed made for purposes of this Schedule II only when the relevant cash contributions are actually made to the Company by the Class C Members, and (y) the internal rate of return of the Class C Members shall be determined solely by reference to Distributions from the Company in respect of the Capital Contributions of the Class C Members and no gains or losses from a sale of all or a part of a Member’s Interest shall be taken into account in calculating the internal rate of return of the Class C Members.

[Example to be added]

2

ANNEX A
to Amended and Restated Limited Liability Company Operating Agreement

Separateness

The Company shall undertake the following activities:

1.	The Company shall maintain a separate office which is conspicuously identified as its office so it can be easily located by outsiders.

2.	The Company shall prepare and maintain its own separate, full and complete books, records and financial statements.

3.	All formalities regarding the separate existence of the Company shall be maintained. The Company shall act only in its own name and through authorized agents pursuant to its organizational documents.

4.	The Company shall maintain separate bank accounts in its own name and all investments made by or on behalf of the Company shall be made solely in the Company’s name.

5.	No Affiliate of the Company shall guarantee any debts of the Company, and the Company shall not guarantee any debts of any of its Affiliates other than NUR.

6.	The Company shall not acquire obligations or securities of, or make loans or advances to, any of its Affiliates other than NUR.

7.	The Company shall not commingle any of its money or other assets with the money or assets of any of its Affiliates.

8.	All business transactions that are entered into by the Company with any of its Affiliates shall be on terms and conditions not more or less favorable to the Company than terms and conditions available at the time to the Company for comparable transactions with unaffiliated persons and shall have been approved in accordance with its organizational documents and shall otherwise comply with the provisions of the Loan Documents.

9.	The capitalization of the Company shall be adequate in light of its contemplated business and obligations.

10.	The Company shall manage directly its own liabilities, including paying its own operating expenses. In the event employees of the Company participate in or receive payroll, benefits or pension, insurance or other benefit plans of or from any of its Affiliates, the Company, on a current basis, shall reimburse such Affiliate for the Company’s pro rata share of the costs thereof to the extent permitted under the Loan Documents.

11.	The Company shall use separate stationery, invoices and checks.

12.	The Company shall hold itself out as a separate entity and shall correct any misunderstanding regarding its separate entity status of which the Company has actual knowledge.

2

EXHIBIT A
to Amended and Restated Limited Liability Company Operating Agreement

[Attach Business Plan]

EXHIBIT B
to Amended and Restated Limited Liability Company Operating Agreement

[ATTACH FORM OF MANAGEMENT SERVICES AGREEMENT]

Schedule 7.5(a)

Annual Budget for 2005 Fiscal Year